EXHIBIT 4.1

Execution Copy

NOTE ON REDACTED MATERIAL:  SECTIONS UNDER THE HEADINGS “INTERPRETATIONS”, “LOAN”, “PREPAYMENTS”, “CONDITIONS OF LENDING” AND “EVENTS OF DEFAULT” IN THIS AGREEMENT; EXHIBITS A, B, C AND D TO THIS AGREEMENT; AND SCHEDULES 1.1(A), 1.1(B), 1.1 (C), 1.1(D), 1.1(E), 1.1(F), 1.1 (G), 6.1(XVII) 7.1(A), 7.1(H), 7.1(J), 7.1(L), 7.1(X), 7.1(Y), 7.1(CC), 7.1(DD), 7.1(LL), 8.1(M), 8.2(I), 8.2(O) TO THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST (“REQUEST”) GRYPHON GOLD CORPORATION FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) CONCURRENTLY WITH THE FILING OF THE FORM 10-K TO WHICH THIS AGREEMENT IS AN EXHIBIT.  THE OMITTED MATERIAL  HAS BEEN FILED SEPARATELY WITH THE SEC AS PART OF THE REQUEST.  THE PLACE OF OMITTED PROVISIONS ARE INDICATED BELOW AS “*[REDACTED]”. THIRTY-FOUR PAGES CONTAIN OMITTED PROVISIONS.

GRYPHON GOLD CORPORATION

as Borrower

THE GUARANTORS
FROM TIME TO TIME PARTY HERETO

as Guarantors

and

WATERTON GLOBAL VALUE, L.P., BY ITS INVESTMENT MANAGER, ALTITUDE MANAGEMENT LTD.

as Lender

SENIOR SECURED GOLD STREAM CREDIT AGREEMENT

April 18, 2012

Heenan Blaikie LLP

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	5

1.1	Defined Terms.	5
1.2	Defined Terms.	19
1,.3	Gender and Number.	19
1.4	Headings, etc.	19
1.5	Currency	20
1.6	Meaning of Certain Terms	20
1.7	Certain Phrases, etc.	20
1.8	Accounting Terms	20
1.9	Incorporation of Schedules	20
1.10	Conflict	21
1.11	Certificates	21

ARTICLE 2 LOAN	21

2.1	Fees	21
2.2	The Facility	21
2,.3	Non Revolving	21
2.4	Borrowing Procedure	21
2.5	Use of Proceeds	22
2.6	Lender's Loan Records	22

ARTICLE 3 PROCEDURE AND PAYMENTS	22

3.1	Payments	22

ARTICLE 4 PREPAYMENTS	23

4.1	Mandatory Prepayments	23
4.2	Change of Control	23
4.3	Voluntary Prepayments	24

ARTICLE 5 PAYMENTS UNDER THIS AGREEMENT	25

5.1	Payments	25
5.2	Computations of Interest and Fees	26

ARTICLE 6 CONDITIONS OF LENDING	26

6.1	Conditions Precedent to Initial Advance.	26
6.2	Conditions Precedent to Each Advance.	30
6.3	Waiver	31

ARTICLE 7 REPRESENTATIONS AND WARRANTIES	31

7.1	Representations and Warranties.	31
7.2	Survival of Representations and Warranties.	41

ARTICLE 8 COVENANTS OF THE BORROWER	41

8.1	Affirmative Covenants.	41
8.2	Negative Covenants.	46

ARTICLE 9 EVENTS OF DEFAULT	48

9.1	Events of Default	48
9.2	Acceleration	51
9.3	Remedies	51

ARTICLE 10 MISCELLANEOUS	52

10.1	Amendments, etc.	52

10.1	Waiver	52
10.2	Evidence of Debt and Borrowing Notices	52
10,3	Notices, etc.	52
10.4	Costs, Expenses General Indemnity and Environmental Indemnity.	53
10.5	Release	55
10.6	Taxes and Other Taxes	55
10.7	Successors and Assigns	57
10.8	Right of Set-off	57
10.9	Judgment Currency	58
10.10	Interest on Amounts	58
10.11	Governing Law and Waiver of Jury Trial.	58
10.12	Counterpaerts	59
10.13	Severability	59
10.14	Governing Language	60
10.15	Survival of Representations and Warranties	60
10.16	Entire Agreement; Schedules and Exhibits.	60
10.17	Credit Party Joint and Several Liability.	60
10.18	Further Assurances.	60
10.19	Acknowledgements.	60
10.20	Language	61

EXHIBIT A - THE BOREALIS PROJECT	63

SCHEDULE 1.1(A) – BOREALIS DOT	64

EXHIBIT B – BORROWING NOTICE	65

EXHIBIT C –COMPLIANCE CERTIFICATE	66

EXHIBIT D - SOLVENCY CERTIFICATE	67

SCHEDULE 1.1(B) – MONTHLY REPAYMENT FIGURES	68

SCHEDULE 1.1(C) – LEASES	69

SCHEDULE 1.1(D) – MATERIAL CONTRACTS	70

SCHEDULE 1.1(E) – MINING PROPERTIES	71

SCHEDULE 1.1(F) PERMITTED DEBT	72

SCHEDULE 1.1(G) PERMITTED LIENS	73

SCHEDULE 6.1(XVII) - U.S. SECURITIES LAW REPRESENTATIONS	74

SCHEDULE 7.1(A) – INCORPORATION AND QUALIFICATION	75

SCHEDULE 7.1(H) – COMPLIANCE WITH CONTRACTS	76

SCHEDULE 7.1(J) – OWNERSHIP OF PROPERTY	77

SCHEDULE 7.1(L) – LEASED PROPERTIES	78

SCHEDULE 7.1(X) – CORPORATE STRUCTURE	79

SCHEDULE 7.1(Y) - SUBSIDIARIES	80

SCHEDULE 7.1(CC) – LITIGATION	81

SCHEDULE 7.1(DD) – SCHEDULE DISCLOSURE	82

SCHEDULE 7.1(LL) – PROJECT PERMITS	83

SCHEDULE 8.1(M) – MAINTENANCE OF INSURANCE	84

- 3

SCHEDULE 8.2(I) – ACQUISITIONS	85

SCHEDULE 8.2(O) – BURDENS ON PRODUCTION	86

SENIOR SECURED GOLD STREAM CREDIT AGREEMENT

This SENIOR SECURED GOLD STREAM CREDIT AGREEMENT is dated April 18, 2012 (the “Effective Date”) and entered into by and between Gryphon Gold Corporation, a corporation incorporated pursuant to the laws of the State of Nevada, as the borrower (the “Borrower”), Borealis Mining Company, a corporation incorporated pursuant to the laws of the State of Nevada (the “Original Guarantor”), each person that executes a Guarantee from time to time, and Waterton Global Value, L.P., a limited partnership formed under the laws of the British Virgin Islands, by its Investment Manager, Altitude Management Limited, a corporation formed under the laws of Gibraltar, as the lender (the “Lender”).

RECITALS

WHEREAS the Lender advanced the sum of $1,500,000 to the Borrower as a bridge loan (the “Bridge Loan”) pursuant to a bridge loan agreement, dated March 20, 2012, entered into between the Borrower, the Original Guarantor and the Lender.

WHEREAS the Borrower has requested, and the Lender has agreed, to establish in favour of the Borrower, a $15,000,000 senior secured, non-revolving credit facility (the “Facility”) on and subject to the terms and conditions herein set forth.

NOW THEREFORE THIS CREDIT AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, each of the parties agrees as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Advances” means, collectively, each of the advances under the Facility made pursuant to the provisions of this Agreement and “Advance” means any one of such advances.

“Affairs” means the business, affairs, operations, undertaking, property, assets, liabilities, condition (financial or otherwise), prospects, performance and results of operations of a specified Person.

“Affiliate” means an affiliated body corporate and, for the purposes of this Agreement, (i) one body corporate is affiliated with another body corporate if one such body corporate is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is Controlled by the same Person and (ii) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

“Agreed Priority” means, with respect to a Security Document and a Lien made in favour of the Lender, a senior, first priority Lien in favour of the Lender, meaning that such Security Document and Lien are prior in right to any other Lien in, on, or to the Collateral which is purported to be covered thereby.

“Agreement” means this senior secured gold stream credit agreement and all schedules and instruments in amendment or confirmation of it; and the expressions “Article”, “Section”,

“Subsection” and “paragraph” followed by a number or letter mean and refer to the specified Article, Section, Subsection or paragraph of this Agreement.

“Applicable Law” means any international treaty, any domestic or foreign constitution or any supranational, national, regional, federal, provincial, territorial, state, municipal, tribal or local statute, law, ordinance, code, rule, regulation, order (including any consent decree or administrative order), applicable to, or any directive, guideline, policy or Authorization of any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event or any of such Person’s Affairs, and any order, judgment, award or decree of any Governmental Entity, or arbitrator in any proceeding or action to which the Person in question is a party or by which such Person or any of its Affairs is bound.

“Applicable Securities Legislation” means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions and such other jurisdictions as may be agreed to between the Borrower and the Lender.

“Authorization” means any authorization, approval, consent, certificate, exemption, licence, permit, franchise, certification, registration or no-action letter from any Governmental Entity having jurisdiction with respect to any specified Person, property, transaction or event, or any of such Person’s Affairs or from any Person in connection with any easements or contractual rights.

“Bankruptcy Law” means all Applicable Laws pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization, winding up, arrangement, receivership, administration, moratorium, assignment for the benefit of creditors or other similar laws applicable in the United States, Canada or other applicable jurisdictions as in effect from time to time.

“Borealis DOT” means the deed of trust given by the Original Guarantor for the benefit of the Lender relating to the Borealis Project, substantially in the form of Schedule 1.1(a) hereto, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Borealis Project” means the mining project as further described in Exhibit A hereto.

“Borrower” means Gryphon Gold Corporation, a corporation incorporated and existing pursuant to the laws of the State of Nevada, and its successors and permitted assigns.

“Borrower Control Agreement” means the account control agreement relating to the Borrower’s bank accounts to be entered into between the Lender, the Borrower and US Bank.

“Borrower’s Account” means the Borrower’s account No. 103658658242 with US Bank.

“Borrowing Notice” means a written request by the Borrower for an Advance pursuant to Section 2.4, which shall include all of the information referenced in Section 2.4 and a certification from the Borrower, substantially in the form of Exhibit B hereto.

“Bridge Loan” has the meaning ascribed thereto in the preamble hereto.

“Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on any of the Subject Properties.

“Business” means the business of the Borrower as conducted as at the date hereof.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

“Capital Lease” means, with respect to a Person, a lease or other arrangement in respect of real or personal property that is required to be classified and accounted for as a capital lease or debt obligation on a balance sheet of the Person in accordance with GAAP.

“Capital Lease Obligation” means, with respect to a Person, the obligation of the Person to pay rent or other amounts under a Capital Lease and for the purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date as determined in accordance with GAAP

“Cash Payment Amount” means, in relation to any Repayment Date, at any time,  *[REDACTED].

“Change of Control” means the occurrence of any of the following events:

(a)
any person or group of persons “acting in concert” (as interpreted in accordance with applicable securities legislation or regulation) shall have acquired legal or beneficial ownership of, or the power to exercise control or direction over, any Voting Shares of any Credit Party (or securities convertible into such Voting Shares), that together with such person’s existing securities would constitute Voting Shares of such Credit Party representing more than 50% of the total voting power attached to all Voting Shares of such Credit Party then outstanding;

(b)
any person or group of persons “acting in concert”, other than the Borrower, shall have acquired legal or beneficial ownership of, or the power to exercise control or direction over, any shares of any Guarantor;

(c)
there is consummated any amalgamation, consolidation, statutory arrangement, merger or similar transaction of a Credit Party (1) in which such Credit Party is not the continuing or surviving corporation or (2) pursuant to which any Voting Shares of such Credit Party would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement, merger  or similar transaction of such Credit Party in which the holders of the Voting Shares of such Credit Party representing more than 80% of the total voting power attached to all such Voting Shares immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 80% of the Voting Shares of the continuing or surviving corporation immediately after such transaction;

(d)
any Person or group of Persons acting in concert shall succeed in having a sufficient number of its nominees elected as Directors such that such nominees, when added to any existing Directors after such election who was a nominee of or is an Affiliate or related Person of such Person or group of Persons, will constitute a majority of the Directors; or

(e)	the Borrower or any other Guarantor shall cease to directly own and control the Equity Interests that any of them has pledged to the Lender pursuant to a Security Document (in fact or by title).

“Code” means the USA Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all real and personal property, assets, rights, titles and interests in respect of which the Lender has or will have a Lien pursuant to a Security Document, whether tangible or intangible, presently held or hereafter acquired, and all products and proceeds of the foregoing, including insurance proceeds related to the foregoing.

“Commitment Amount” means fifteen million dollars ($15,000,000).

“Compliance Certificate” means a certificate of the Borrower substantially in (i) the form of Exhibit C, signed on its behalf by its chief financial officer or any other officer acceptable to the Lender or (ii) such other form as the Lender may determine.

“Constating Documents” means (i) with respect to a corporation, its articles of incorporation, amalgamation or continuance or other similar documents and its by-laws and (ii) with respect to any other Person which is an artificial body, the organization and governance documents of such Person in each case as amended and supplemented from time to time.

“Contaminant” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them that may (i) injure or damage property or plant or animal life, (ii) harm or cause a nuisance to any Person, (iii) adversely affect the health of any individual, (iv) impair the safety, of any individual, (v) render any property or plant or animal life unfit for use by humans, (vi) cause loss of enjoyment of normal use of property, or (vii) interfere with the normal course of business, and includes any “Contaminant” within the meaning assigned to such term (or any similar term) in any Environmental Law applicable to the Mining Properties or any of the Credit Parties.

“Contingent Liability” means, with respect to a Person, any agreement, undertaking or arrangement by which the Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) the obligation, debt or other liability of any other Person or guarantees the payment of dividends or other distributions upon the shares of any Person.  The amount of any contingent liability will, subject to any limitation contained therein, be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the obligation, debt or other liability to which the contingent liability is related.

“Control” of any Person means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of such Person; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such Person; or

(iii)	give directions with respect to the operating and financial policies of such Person with which the directors or other equivalent officers of such Person are obliged to comply; and/or

(b)	the holding beneficially of more than 50% of the issued share capital of such Person.

“Credit Documents” means this Agreement, the Guarantees, the Security Documents, each Borrowing Notice, each Compliance Certificate, and each other Instrument executed by the Borrower or other Credit Party in connection with this Agreement or any of the foregoing Instruments, whether or not specifically identified in this clause, as any of the foregoing may be amended, modified, supplemented, extended or restated from time to time in accordance with their respective terms.

“Credit Parties” means, collectively, the Borrower and each Guarantor, and “Credit Party” means any of them, together with their permitted successors and assigns.

“Debt” of any Person means:

(a)
all obligations of the Person for borrowed money, including debentures, notes or similar instruments and other financial instruments and obligations with respect to bankers’ acceptances and contingent reimbursement obligations relating to letters of credit;

(b)	all Financial Instrument Obligations of the Person;

(c)	all Capital Lease Obligations and Purchase Money Obligations of the Person;

(d)
all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due and payable more than 90 days after the date of placing such property or service or taking delivery at the completion of such services;

(e)	all indebtedness of any Person secured by a Lien on any assets of such Person;

(f)	all obligations to repurchase, redeem or repay any shares of such Person; and

(g)	all Contingent Liabilities of the Person with respect to obligations of another Person if such obligations are of the type referred to in paragraphs (a) to (f).

“Default” means an Event of Default or any event which, with the giving of notice or passage of time, or the making of any determination or any combination of the foregoing, would constitute an Event of Default.

“Direct Agreement” means a direct agreement entered into by a Credit Party, the counterparty to a Material Contract and the Lender in respect of the assignment of the rights of the Credit Party and the exercise of step-in rights by the Lender under such Material Contract, in form and substance satisfactory to the Lender.

“Director” means a director of a Credit Party and “Directors” means the board of directors of a Credit Party or, whenever duly empowered, a committee of the board of directors of a Credit Party,

and reference to action by the Directors means action by the directors as a board or action by such a committee of the board as a committee.

“Discounted Partial Prepayment Amount” has the meaning specified in Section 4.3(c).

“Discounted Prepayment Amount” has the meaning specified in Section 4.1(a).

“Disposal” means a sale, lease, release, abandonment, licence, exchange, transfer, loan, grant, option or other disposal by a Person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) and “Dispose” shall have a corresponding meaning.

“Disposal Proceeds” means the consideration receivable by a Credit Party for any Disposal made by such Credit Party.

“Distribution” has the meaning specified in Section 8.2(h).

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” has the meaning specified in the recitals hereto.

“Environmental Claims” means, all liabilities (including costs of remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and cost of legal fees) that may be imposed on, incurred by, or asserted against a Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law, any Release or threatened Release of Hazardous Materials, or in connection with any environmental, health or safety condition arising prior to or after the date hereof.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment, ecology or public health or safety or the Mining Properties, including, Applicable Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or other pollutants, Contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, Contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 (USA), as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange” means the Toronto Stock Exchange and/or any other exchange where the securities of the Borrower may be traded and listed.

“Existing Notes” means the notes of the Borrower due July 22, 2012 and the notes of the Borrower due November 28, 2012, in the aggregate principal amount of approximately US$7,479,000.

“Expropriation Event” means the appropriation, confiscation, expropriation, cancellation, seizure or nationalization (by Applicable Law, intervention, court order, condemnation, exercise of eminent domain or other action or form of taking) of ownership or control of a Credit Party or any of its Subsidiaries or of a Mining Property, or any substantial portion thereof, or any substantial portion of the rights related thereto, or any substantial portion of the economic value thereof, or which prevents or interferes with the ability of a Person to own or operate the property subject to such action, including by the imposition of any Tax, fee, charge or royalty.

“Facility” shall have the meaning given thereto in the Recitals.

“Fees” means the Structuring Fee and all other fees (if any) payable by a Credit Party under this Agreement.

“Financial Assistance” has the meaning specified in Section 8.2(i).

“Financial Instrument Obligations” means, with respect to any Person, obligations arising under:

(a)
any interest rate swap agreement, forward rate agreement, floor, cap or collar agreement, future or option, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b)
any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, future or option, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; or

(c)
any agreement for the making or taking of any commodity, swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the

Person under the obligations determined by marking the obligations to market in accordance with their terms.

“Financial Quarter” means a period of three consecutive months in each Financial Year ending on March 31, June 30, September 30 and December 31, as the case may be, of such year.

“Financial Year” means, in relation to the Borrower, its financial year commencing on April 1 of each calendar year and ending on March 31 of the following year.

“First Interest Repayment Date” means the last Business Day of the six month following the Effective Date.

“Full Prepayment Amount” means, as at any date of determination, the aggregate of  *[REDACTED].

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time consistently applied, as recommended by the Financial Accounting Standards Board.

“Gold” means gold of a purity of at least 0.999 fine, and otherwise of grade and quality conforming to the stated requirements for good delivery by the London Bullion Market Association.

“Gold and Silver Supply Agreement” has the meaning specified in Section 6.1(a)(xix).

“Governmental Entity” means (i) any multinational, national, federal, provincial, state,  territorial, municipal, local, tribal, aboriginal, native or other government, governmental or public department, central bank, court, commission, board, bureau, agency, instrumentality or regulatory authority, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, judicial, expropriation or taxing authority under or for the account of any of the above (including the TSX).

“Guarantees” means the guarantee by a Guarantor in favour of the Lender to be delivered in connection with this Agreement and/or any other Credit Document or any of the transactions contemplated herein or therein, together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Guarantor” means the Original Guarantor and any Person which becomes a Guarantor in accordance with Section 8.1(u).

“Hazardous Material” means any substance or mixture of substances, or any pollutant or Contaminant, toxic or dangerous waste or hazardous material, as defined or listed in, or otherwise classified pursuant to, or give rise to liability under, any Environmental Law or applicable regulations, including any “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “contaminant”, “pollutant” or any other similar formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or dangerousness.

“Hedging Agreement” means (i) any currency exchange or interest rate swap agreement, currency exchange or interest rate cap agreement or currency exchange or interest rate collar agreements between any Credit Party and any other Person and (ii) all net forward sale, put/call options, spot deferred sale or other similar arrangement or agreement relating to the sale or purchase of any commodity.

“Indemnified Person” has the meaning specified in Section 10.5(a).

“Instrument” means any contract, agreement, undertaking, indenture, mortgage, certificate, document or writing (whether formal agreement, letter or otherwise) under which any obligation, duty, covenant, agreement, affirmation, undertaking or liability is evidenced, assumed or undertaken, or any right or Lien (or right or interest therein) is granted, authenticated, notarized, authorized or perfected, and any notice, registration, recordation or filing associated with or required by any of the foregoing.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance policy maintained by any Credit Party.

“Interest Payment Amount” means, in relation to any Interest Payment Date, an amount calculated by the Lender equal to interest on the Loan with respect to the period ending on such Interest Payment Date at a rate of interest per annum equal to the Interest Rate and a year of 365 days, provided that the Interest Payment Amount for the period ending on the First Interest Payment Date shall be calculated for the period commencing on the day on which the first Advance is made and ending on the First Interest Repayment Date.

“Interest Payment Date” means each of (i) the First Interest Repayment Date, for the period from the date of the first Advance to the First Interest Repayment Date, (ii) the last Business Day of each calendar month (and for each such Interest Payment Date, for the period from the preceding Interest Payment Date to such Interest Payment Date), for the period from the First Interest Repayment Date to the Maturity Date, (iii) the Maturity Date, for the period from the last Interest Payment Date to the Maturity Date (without duplication) and (iii) any day on which the Borrower makes a voluntary or mandatory prepayment of the Loan, for the period from the last Interest Payment Date to the day of such prepayment.

“Interest Rate” means five percent (5.00%) per annum.

“Leased Properties” means, collectively, the real properties forming the subject matter of the Leases.

“Leases” means the leases, subleases, rights to occupy and licences of real property or Buildings and Fixtures, to which any Credit Party is a party (i) at the date of this Agreement, as listed and described in Schedule 1.1(c), or (ii) after the date of this Agreement.

“Lender” means Waterton Global Value, L.P., together with its successors and assigns.

“Lender’s Counsel” means Heenan Blaikie LLP and, at any time, any other legal counsel retained by the Lender.

“Lender’s Gold Account” shall mean the metals account of the Lender with  *[REDACTED] or with such other institution or such other account as designated by the Lender in writing from time to time.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, claim, royalty, production payment, burden on production or other lien, encumbrance or collateral security Instrument in, on or to, or any right or interest, or the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument or any other arrangement, encumbrance or condition that in substance secures payment or performance of an obligation.

“Loan” means the aggregate principal amount advanced and owing, at any time, under the Facility at such time.

“Mandatory Prepayment Amount” has the meaning specified in Section 4.1.

“Material Adverse Effect” means, when used with reference to any event or circumstance, any event or circumstance which has, had, or could have, a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which cumulatively could result in a material adverse effect) on (i) any of the material Mining Properties (as determined by the Lender, acting reasonably), (ii) the business, operations, results of operations, prospects, assets, performance, liabilities or the condition (financial or otherwise) of any Credit Party, (iii) any of the rights or remedies of the Lender or (iv) the ability of any Credit Party to perform its obligations under any of the Credit Documents.

“Material Contracts” means, collectively, the agreements set out in Schedule 1.1(d) and any other agreement to which any Credit Party is a party and which is deemed material by the Lender to the Affairs of any Credit Party or the operation of the Mining Properties.

“Maturity Date” means the Stated Maturity Date, or if the Loan has been accelerated, the date on which the Lender demands repayment of the Loan.

“Mill” means that certain structure or building for the crushing, grinding, treatment, processing and concentration of ores, minerals and other materials prior to its shipment to a smelter or refinery, which is located on the millsite claim, which forms part of the Borealis Project, together with all related and associated fixtures, improvements and equipment, and all additions, repairs, renovations, upgrades, constructions, replacements, and new facilities, in whole or in part, whether now or hereafter existing.

“Mining Properties” and each individually, a “Mining Property”, includes the Borealis Project (which for the purposes of this Agreement is considered a Mining Property) and all surface, subsurface and mineral rights, and all surface, subsurface and mineral leases, concessions, licenses, claims, rights, titles or interests owned, leased, held or controlled by a Credit Party, and all related, associated or appurtenant rights, in each case, howsoever characterized or designated, that are owned, leased, held, or controlled, directly or indirectly, by a Credit Party, with such rights, titles and interests described in Schedule 1.1(e).

“Monthly Repayment Figure” means:

(a)
if the full Commitment Amount is advanced on or prior to January 31, 2013, the amount for each month during the Repayment Period set out opposite such month in the column entitled “Monthly Repayment Amount” as set out in Schedule 1.1(b) (or

any revised Schedule 1.1(b) delivered by the Borrower to the Lender in accordance with Section 4.1 or Section 4.3);

(b)
if the total amount of all Advances on or prior to January 31, 2013 is less than the Commitment Amount (the “Total Advanced Amount”), the amount for each month during the Repayment Period set out opposite such month in the column entitled “Monthly Repayment Amount” as set out in Schedule 1.1(b) (or any revised Schedule 1.1(b) delivered by the Borrower to the Lender in accordance with Section 4.1 or Section 4.3), until such time that the aggregate of the Monthly Repayment Figures used to calculate the Monthly Repayment Ounces payable under Section 3.1(a) is equal to the Total Advanced Amount.

By way of example, if on or prior to January 31, 2013, the Total Advanced Amount is $2,000,000, the Monthly Repayment Figure for the first month of the Repayment Period would be 1,250,000 and the Monthly Repayment Figure for the second month of the Repayment Period would be 750,000.

“Monthly Repayment Ounces” means, in relation to any Repayment Date, the ounces of Gold equal to the quotient of: (i) the Monthly Repayment Figure for the month to which such Repayment Date relates divided by (ii) the product of: the Spot Price for such Repayment Date multiplied by . *[REDACTED].

 “Obligations”  means all duties, covenants, agreements, liabilities, indebtedness and obligations of each of the Credit Parties with respect to the repayment, payment or performance of all indebtedness, liabilities and obligations (monetary or otherwise) of each of the Credit Parties, whenever arising, whether primary, secondary, direct, contingent, fixed or otherwise and whether joint, several, or joint and several, established by or arising under or in connection with this Agreement and each other Credit Document, including, in each case, the payment of principal, interest, fees, expenses, reimbursements and indemnification obligations.

“Original Currency” has the meaning specified in Section 10.10(a).

“Original Guarantor” has the meaning ascribed to such term in the recitals hereto.

“Other Currency” has the meaning specified in Section 10.10(a).

“Other Taxes” has the meaning specified in Section 10.7(b).

“Owned Properties” means, collectively, (i) the Mining Properties and (ii) after the date of this Agreement, the additional lands and premises which are owned by any of the Credit Parties.

“Partial Prepayment Amount” has the meaning specified in Section 4.3(c).

“Pension Plan” means any plan or arrangement, whether funded or unfunded, registered or not registered, that provides defined benefit pensions or term-certain annuities in respect of any employees, former employees or retirees of any Credit Party.

“Permitted Debt” means, in respect of any Person, the following:

(a)	Debt under any of the Credit Documents;

(b)
unsecured account trade payables incurred in the ordinary course of business provided (i) such trade payables are not secured by any Lien and (ii) payment thereof is not more than 90 days overdue, provided that the aggregate amount of all such Debt shall not exceed $1,500,000;

(c)	until the first utilization of the Facility, Debt under the Existing Notes;

(d)	Debt (not including the Existing Notes) existing as at the date hereof disclosed to the Lender in Schedule 1.1(f); and

(e)
purchase money financing for mining equipment used solely to further develop the Borealis Project in an amount not to exceed $100,000 in the aggregate and provided further that such financing satisfies the criteria set out in paragraph (d) of the definition of “Permitted Liens”.

“Permitted Liens” means, in respect of any Credit Party, any one or more of the following:

(a)
Liens for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and where adequate reserves (segregated to the extent required by GAAP), satisfactory to the Lender, have been established in accordance with GAAP and so long as such Liens could not have a Material Adverse Effect;

(b)	Liens outstanding on the date hereof and described in Schedule 1.1(g);

(c)
Liens imposed by law, such as carriers, warehousemen and mechanics’ liens and other similar liens arising in the ordinary course of business associated with amounts not yet due and payable, provided that such Liens are not registered against title to any assets of such Credit Party and in respect of which adequate holdbacks are being maintained as required by Applicable Law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP), in an amount satisfactory to the Lender, and provided further that such Liens could not have a Material Adverse Effect;

(d)
Liens of purchase money mortgages and other security interests on equipment acquired, leased or held by such Credit Party in the ordinary course of business to secure the purchase price of or rental payments with respect to such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition (including the acquisition as lessee under leveraged leases), construction or improvement of any such equipment to be subject to such mortgages or security interests, or mortgages or other security interests existing on any such equipment at the time of such acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such mortgage or other security interest shall extend to or cover any equipment other than the equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the mortgage or security interest being extended, renewed or replaced;

(e)	Liens in favour of the Lender arising under the Security Documents; and

(f)
in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, easements, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which in the aggregate, are not material in amount and which do not, in the aggregate materially detract from the value of such real property or materially interfere with the ordinary conduct of such Credit Party’s business.

“Person” means a natural person, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Credit Party is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Notice” has the meaning specified in Section 4.3(a).

“Prior Day Price” means:

(a)
in relation to any Repayment Date, the settlement per ounce price of Gold on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM Index) on the Business Day immediately preceding such Repayment Date; and

(b)
in relation to any other payment date (which is not a Repayment Date), the settlement per ounce price of Gold on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM Index) on the Business Day immediately preceding such payment date.

“Project Permits” means those Authorizations for the development and operation of the Mining Properties, as defined in Section 7.1(ll).

“Prudent Mining Industry Practices” means those practices, standards, methods, techniques and specifications, as they may evolve, change and modify from time to time that (a) are commonly used and generally accepted in the mining industry as good, safe and prudent operational, administrative and engineering practices in connection with the design, construction, operation, maintenance, repair or use of mining projects, mining facilities, mining infrastructure, mining equipment or other components of a mining operation, (b) conform in all respects to Applicable Laws, (c) conform in all material respects to operational and maintenance guidelines and requirements suggested by applicable manufacturers, suppliers and insurance providers (taking into account the size, age, service and type of asset), and (d) are commercially reasonable based on the nature of the Mining Properties.

“Purchase Money Obligation” means, in relation to any Person, indebtedness of such Person issued, incurred or assumed to finance all or part of the cost of acquiring any asset for such Person.

“Real Property Interests” has the meaning set forth in Section 7.1(j).

“Related Party” means, in respect of any Credit Party, (a) a Person which alone or in combination with others holds a sufficient number of securities or an Equity Interest or has contractual rights sufficient to affect materially the Control of such Credit Party, (b) a Person who beneficially owns, directly or indirectly, voting securities of such Credit Party or who exercises Control or direction over voting securities of such Credit Party or a combination of both carrying more than 10% of the voting rights attached to all voting securities of such Credit Party for the time being outstanding, (c) a director or senior officer of a Credit Party or Related Party of any Credit Party, or (d) an Affiliate of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any element or compound in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Contaminant), or in, into or out of any vessel or facility, including the movement of any substance through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise.

“Relevant Jurisdiction” means, from time to time, any jurisdiction in which a Credit Party has property or assets, or in which it carries on business including each of the jurisdictions in which the Borealis Project is located.

“Repayment Date” means the last Business Day of each calendar month during the Repayment Period.

“Repayment Period” means:  *[REDACTED].

 “Reporting Jurisdictions” means all of the jurisdictions in Canada in which the Borrower is a “reporting issuer”, including as of the date hereof, the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario.

“Secured Assets” means all of the assets now owned or hereafter acquired by the Borrower and/or each of the other Credit Parties and, without limitation, all personal property (including securities) and real property.

“Security” means, at any time, the Liens in favour of the Lender in the Secured Assets securing the Obligations.

“Security Agreements” means any security agreement or other Instrument by which the Lender obtains a Lien in or on any property or assets of a Credit Party to secure the Obligations (including the Borealis DOT), together with all amendments, modifications, supplements, extensions and restatements thereof in accordance with its terms.

“Security Documents” means the Borealis DOT and each of the other Security Agreements and any other security granted to the Lender by any Credit Party, as security for the payment and performance of the Obligations, in each case, with all modifications, supplements, amendments, extensions or restatements thereto or thereof in accordance with their respective terms, all schedules and exhibits attached thereto and all financing statements, personal property security act filings and other Instruments required to be filed or recorded or notices required to be given in order to authenticate and perfect the Liens created by the foregoing.

“Silver” means silver of a purity of at least 0.999 fine, and otherwise of grade and quality conforming to the stated requirements for good delivery by the London Bullion Market Association.

“Spot Price” means, in relation to any date, the lesser of (i) the average settlement per ounce price of Gold on the London Bullion Market Association, PM Fix (Bloomberg: GoldLNPM) for the previous thirty (30) trading days and (ii) the Prior Day Price for such date.

“Stated Maturity Date” means the last Business Day of the Repayment Period.

“Structuring Fee” means, collectively, the structuring fees described in Section 2.1(a) and 2.1(b).

“Subject Properties” means, collectively, all of the Owned Properties and Leased Properties (and includes each of the Mining Properties), and each individually a “Subject Property”.

“Subsidiaries” means the subsidiaries of a Credit Party.

“subsidiary” means with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled to vote in the election of the board of directors thereof are, as of such date, held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership, (x) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (y) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Taxes” has the meaning specified in Section 10.7(a).

“Total Advanced Amount” has the meaning ascribed to such term in the definition of “Monthly Repayment Figure”.

“TSX” means the Toronto Stock Exchange.

“Voting Shares” means shares of capital stock of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of such definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, whether or not such event shall have occurred, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such event.

“Warrants” has the meaning specified in Section 6.1(a)(xvii).

“Waste” means ashes, garbage and refuse and includes domestic waste, industrial waste, municipal refuse or such other wastes as are designated as such under any Environmental Law.

1.2	Other Usages.

References to “this Agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section, Subsection, paragraph or other subdivision of this Agreement.  Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3	Gender and Number.

Any reference in the Credit Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

1.4	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

1.5	Currency.

All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in United States of America currency.

1.6	Meaning of certain terms

Any reference in this Agreement to:

(a)	a Default being “continuing” means that such Default has not been waived or remedied and an Event of Default being “continuing” means that such Event of Default has not been waived;

(b)
unless otherwise indicated, a “Credit Document” or any other agreement or instrument is a reference to that Credit Document or other agreement or instrument as amended, modified, novated, supplemented, extended or restated;

(c)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(d)	“knowledge” of any Person shall be deemed to mean such knowledge after due and diligent inquiry; and

(e)	“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (and, as the case may be, the corresponding derivative form thereof).

1.7	Certain Phrases, etc.

In any Credit Document (i) (x) the words “including” and “includes” mean “including (or includes) without limitation”, and does not create or denote a limitation, (y) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (z) the word “asset” includes present and future properties, revenues and rights of every description, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.8	Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.9	Incorporation of Schedules.

The schedules and exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

1.10	Conflict.

The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Credit Documents.

1.11	Certificates.

Whenever the delivery of a certificate is a condition precedent to the taking of any action by the Lender or the occurrence of any event hereunder, the truth and accuracy of the facts and the diligent and good faith determination of the opinions stated in such certificate shall in each case be conditions precedent to have such action taken, and any certificate executed by any Credit Party shall be deemed to represent and warrant that the facts stated in such certificate are true and accurate in all respects.

ARTICLE 2
LOAN

2.1	Fees.

(a)	On the date hereof, the Borrower shall pay to the Lender a non-refundable cash structuring fee in an amount equal to *[REDACTED]% of the Commitment Amount .

(b)	On the date of each Advance, the Borrower shall pay to the Lender a non-refundable cash structuring fee in an amount equal to *[REDACTED]% of the amount of such Advance

2.2	The Facility.

Subject to the terms and conditions hereof, the Facility shall be made available by the Lender to the Borrower by way of cash Advances.

2.3	Non Revolving.

The Facility is a non-revolving facility, and any repayment under the Facility shall not be reborrowed.

2.4	Borrowing Procedure.

The Borrower shall request the borrowing of an Advance by delivering to the Lender a written Borrowing Notice signed by the Borrower, which shall be delivered to the Lender by no later than 15 days (or such shorter period as may be agreed to by the Lender) prior to the date of the requested Advance.  Each Borrowing Notice shall be irrevocable and shall specify (i) that an Advance is requested by the Borrower, (ii) the date of the requested Advance (which shall be a Business Day not earlier than 15 days after delivery, or such earlier date as may be agreed to by the Lender), (iii) the aggregate principal amount of the Advance to be borrowed, (iv) the specific purposes to which the proceeds of such Advance shall be applied (as permitted by Section 2.5 below) by reference to specific applicable information and (v) such other information and certifications as set forth in the form of Borrowing Notice and as the Lender shall otherwise have reasonably requested.  Each submission of a Borrowing Notice by the Borrower to the Lender shall constitute a separate representation, warranty and covenant by the Borrower to use and apply the proceeds of the Advance solely as set forth in such Borrowing Notice.  Subject to the terms and conditions hereof, an Advance requested by the Borrower shall be made available by way of wire transfer or other electronic funds transfer of the applicable funds into the Borrower’s Account.  No Advance shall be advanced if a Default has occurred and is continuing or could result from such Advance (unless the Lender has waived in writing the relevant Default for the purpose of advancing the Advance).

2.5	Use of Proceeds.

The Borrower shall solely use the proceeds from the Facility (i) to repay the Existing Notes and the Bridge Loan in full and (ii) to develop the Borealis Project.

2.6	Lender’s Loan Records.

The Lender shall maintain accounts and records evidencing all Advances made hereunder and all payments received hereunder, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

ARTICLE 3
PROCEDURE AND PAYMENTS

3.1	Payments.

(a)
On each Repayment Date, the Borrower shall either deliver the Monthly Repayment Ounces (relating to such Repayment Date) to the Lender’s Gold Account; or, if requested by the Lender, pay to the Lender the Cash Payment Amount (relating to such Repayment Date).

(b)	On each Interest Payment Date, the Borrower shall pay the Lender the Interest Payment Amount relating to the period ending on such Interest Payment Date.

(c)
The Borrower shall deliver all Monthly Repayment Ounces on or before the date when due, whether on a Repayment Date or by prepayment, by the delivery of physical ounces of Gold to the Lender at the Lender’s Gold Account, except as otherwise expressly provided herein; provided, that the Borrower, if requested by the Lender on one Business Day’s notice, shall pay to the Lender the Cash Payment Amount in Dollars.  The Borrower represents and warrants, and covenants and agrees, that all Gold delivered to the Lender as payment of any amount due hereunder shall be owned by the Borrower, with good and marketable title thereto, free and clear of all Liens and adverse claims of any nature or description, and upon delivery to the Lender’s Gold Account, the Borrower shall convey and transfer to the Lender good and marketable title thereto, free and clear of all Liens and adverse claims of any nature or description.  The Borrower agrees to convey and properly transfer all legal and beneficial right, interest and title in all Gold delivered to the Lender, and upon each delivery of Gold pursuant to this Agreement, all legal and beneficial right, title and interest in and to such Gold will pass irrevocably from the Borrower to the Lender free and clear of any Liens and adverse claims of any nature or description.  All costs, charges or expenses associated with the production, transport, refining, conveyance, transfer and delivery of any Gold by the Borrower to the Lender’s Gold Account shall be borne and paid by the Borrower.  Until delivery of Gold to the Lender’s Gold Account has occurred in accordance with the terms hereof, all costs of transport, warehousing (including insurance), storage, customs, export and import licences and Taxes and any other related costs and expenses shall be borne by the Borrower.  The Borrower will have and bear all risk of loss of, or damage to, any

Gold to be delivered by the Borrower to the Lender pursuant hereto until such Gold has been deposited to the Lender’s Gold Account in accordance with the terms hereof, at which time the risk of loss or damage thereto shall transfer to the Lender.  The Lender shall have the right to reject any gold that does not conform to the definition of Gold, as defined herein.  Any rejected gold shall not be considered delivered by the Borrower and the payment amount associated therewith shall not be considered paid by the Borrower.  The Lender and the Borrower agree that any Gold which is delivered to the Lender at the Lender’s Gold Account in accordance with the provisions of this Section 3.1(c) shall not be required to be sold to the Lender in accordance with the provisions of the Gold and Silver Supply Agreement.

ARTICLE 4
PREPAYMENTS

4.1	Mandatory Prepayments.

The Borrower shall, and shall ensure that each Credit Party shall, prepay the Loan with the following amounts (each, a “Mandatory Prepayment Amount”) and at the following times:

(a)	the amount of all Disposal Proceeds, simultaneously upon receipt; and

(b)
the amount of all Insurance Proceeds received by or on behalf of any Credit Party, simultaneously upon receipt, other than Insurance Proceeds which the Borrower indicated to the Lender in writing, has been previously re-invested in replacement assets, and provided that such Insurance Proceeds are actually reinvested in such replacement assets within thirty days of receipt of such proceeds and such replacement assets are subject to perfected Liens with the Agreed Priority, failing which, all Advances shall immediately be prepaid in an amount equal to such Insurance Proceeds;

and together with any of the foregoing prepayments of the Loan under (a) or (b) above, the Borrower shall simultaneously pay the Lender any accrued and unpaid interest on any part of the Loan so prepaid together with all other fees, charges and costs and other amounts payable hereunder and on the day any such prepayment is made, the Loan shall be deemed repaid in an amount equal to the product of the Mandatory Prepayment Amount multiplied by *[REDACTED] (the “Discounted Prepayment Amount”) and, for the purpose of determining the remaining Monthly Repayment Ounces, the remaining Monthly Repayment Figures shall be reduced by the Discounted Prepayment Amount in a manner determined by the Lender, acting reasonably and in its sole discretion.  Promptly (and in any event within five Business Days) after such prepayment the Borrower shall deliver to the Lender a revised Schedule 1.1(b), showing the adjusted Monthly Repayment Figures, all in form and substance satisfactory to the Lender.  Furthermore, immediately and automatically upon such Disposal Proceeds or Insurance Proceeds first arising, the Commitment Amount shall be reduced by the Mandatory Prepayment Amount.
..

4.2	Change of Control.

In the event that a Change of Control occurs, the Lender may, in its sole discretion, by written notice to the Borrower, require the Borrower to repay the Loan in full.  If the Lender requires the Borrower to repay the Loan in full, the Borrower shall do so by paying to the Lender an amount in cash equal to the amount arrived at when (i) dividing the Full Prepayment Amount by the product of 0.80 multiplied by the Spot Price on the Business Day immediately preceding the day the Lender requires such prepayment and (ii) multiplying the result thereof by such Spot Price.  Together with the foregoing prepayment of the Loan, the Borrower shall simultaneously pay the Lender any accrued and unpaid interest on any part of the Loan so prepaid together with all other fees, charges and costs and other amounts payable hereunder.

4.3	Voluntary Prepayments.

(a)
The Borrower may prepay the Loan (in whole or in part) at any time on five Business Days prior written notice to the Lender (each, a “Prepayment Notice”) in accordance with the provisions of this Agreement.

(b)	The Borrower shall make such prepayment no later than five Business Days following delivery of the Prepayment Notice, together with all other costs, fees, interest payments or charges then due.

(c)
Each Prepayment Notice shall be irrevocable and shall state whether the prepayment contemplated therein is for the full amount outstanding hereunder or for a part of the amount outstanding hereunder.  In the event such prepayment is a partial prepayment, the Prepayment Notice shall stipulate the amount of such proposed prepayment (the “Partial Prepayment Amount”).  In any case, such prepayment shall be made as follows:

(i)
if such prepayment is of the entire outstanding amount of the Loan, the Borrower shall pay to the Lender an amount in cash equal to the amount arrived at when (i) dividing the Full Prepayment Amount by the product of
*[REDACTED] multiplied by the Spot Price on the Business Day immediately preceding the date on which such prepayment is required to be made and (ii) multiplying the result thereof by such Spot Price; and

(ii)	if such prepayment is a partial prepayment of the outstanding amount of the Loan, the Borrower shall pay to the Lender an amount in cash equal to the Partial Prepayment Amount;

and together with any of the foregoing prepayments of the Loan under (c)(i) or (c)(ii) above, the Borrower shall simultaneously pay the Lender any accrued and unpaid interest on any part of the Loan so prepaid together with all other fees, charges and costs and other amounts payable hereunder and on the day any Partial Prepayment Amount is paid to the Lender, the Loan shall be deemed to be repaid in an amount equal to the product of such Partial Prepayment Amount multiplied by *[REDACTED] (the “Discounted Partial Prepayment Amount”) and, for the purpose of determining the remaining Monthly Repayment Ounces, the remaining Monthly Repayment Figures shall be reduced by the Discounted Partial Prepayment Amount in a manner determined by the Lender acting reasonably and in its sole discretion.  Promptly and (in any event, within five Business Days) after such partial prepayment, the Borrower shall deliver to the Lender a revised Schedule 1.1(b), showing the adjusted Monthly Repayment Figures, all in form and substance satisfactory to the Lender.  Furthermore, immediately and automatically upon such prepayment, the Commitment Amount shall be reduced to zero in the case of a repayment of the entire amount outstanding of the Loan or by the Partial Prepayment Amount in the case of a Partial Prepayment.

ARTICLE 5
PAYMENTS UNDER THIS AGREEMENT

5.1	Payments.

(a)
The Borrower shall make any payment required to be made by it to the Lender without set-off, deduction, withholding, or counterclaim or cross-claim, by, as the case may be: (a) delivering the amount of Gold that is then due to the Lender’s Gold Account or (b) depositing the Cash Payment Amount or other amount of cash then due (including with respect to each Interest Payment Amount) with the Lender, in each case by not later than 12:00 p.m. (Toronto time) on the date the payment is due, to an account designated by the Lender.

(b)
Unless otherwise expressly provided in this Agreement, the Lender shall make Advances and other payments to the Borrower under this Agreement by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with the amount of the payment not later than 3:00 p.m. (Toronto time) on the date the payment is to be made.

(c)
Any prepayment under this Agreement shall be made together with payment of all interest and fees then due and payable and any and all other amounts which may then be due and payable under any other provision hereof.

(d)
The Lender and the Borrower acknowledge and agree that the payment of all amounts and costs payable hereunder and any further consideration to the Lender is a fair payment based on the business terms of this transaction.  Notwithstanding the foregoing, if any provision of this Agreement or any agreement related hereto (including any other Credit Document) would obligate any Credit Party to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be illegal under Applicable Laws, or would result in a receipt by the Lender of interest at a criminal rate (as such terms are interpreted under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rate shall be adjusted to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Laws or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lender and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

(e)	Whenever any payment or delivery to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the preceding Business Day.

5.2	Computations of Interest and Fees.

All computations of interest and fees shall be made by the Lender on the basis of a year of 365 days taking into account the actual number of days (including the first day and the last day) occurring in the period for which such interest or fees are payable.

ARTICLE 6
CONDITIONS OF LENDING

6.1	Conditions Precedent to Initial Advance.

(a)
The obligation of the Lender to make the initial Advance hereunder is subject to the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender at the time such initial Advance is requested and made:

(i)
the representations and warranties made by the Credit Parties in the Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith, or therewith, shall be true and correct on and as of the date of such Advance as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

(ii)
no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Advance and the Lender has received a certificate of a senior financial officer of the Borrower so certifying to the Lender;

(iii)	immediately after giving effect to the making of any such Advance (and the application of the proceeds thereof), the aggregate sum of the Advances shall not exceed the Commitment Amount;

(iv)
there shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Mining Property, which has had or could be expected to have, a Material Adverse Effect, or which could be expected to affect the legality, validity or enforceability of this Agreement or any other Credit Document, that has not been settled, dismissed, vacated, discharged or terminated;

(v)
the plaintiffs in the litigation matter 12 OC 00015 1B filed in the First Judicial Court of the State of Nevada in Carson City shall have executed and delivered a consent addressed to the Lender and the Borrower in form satisfactory to the Lender;

(vi)	no Material Adverse Effect shall have occurred and the Lender has not become aware of any facts which, in the Lender’s opinion, could have a Material Adverse Effect;

(vii)
each of the Security Documents has been duly executed and delivered by each party thereto and is in full force and effect enforceable against the Credit Parties, as applicable, in accordance with its respective terms;

(viii)	delivery of all discharges, subordination agreements, waivers and confirmations as may be required by the Lender;

(ix)	delivery of an irrevocable direction to pay with respect to the Advance;

(x)	all fees (including the Structuring Fee owing under Section 2.1) and all other costs and expenses and other amounts then payable under any of the Credit Documents have been paid in full;

(xi)
delivery of evidence that (i) the Lender is first loss payee and additional insured under the insurance policies of each of the Credit Parties in respect of the Borealis Project and (ii) such insurance policies are in compliance with Section 8.1(m);

(xii)
delivery of a solvency certificate from the chief financial officer or the chief executive officer of the Borrower in the form of Exhibit D, certifying that none of the Credit Parties (i) is legally prohibited or restricted from entering into and performing its obligations under the Credit Documents to which it is a party, (ii) is unable to pay its debts as they become due in the ordinary course of business, (iii) will be rendered insolvent by virtue of any Advance to be made hereunder, (iv) will be left with an unreasonably small amount of capital or (v) has incurred Debt which cannot be satisfied on a timely basis;

(xiii)
delivery of a certificate of an officer of the Borrower certifying that all necessary Authorizations relating to the development and operation of the Mining Properties have been obtained and none have been rescinded, cancelled or otherwise terminated in any respect;

(xiv)
evidence satisfactory to the Lender confirming the validity of the Security Documents and their application to the Loan and the Obligations as well as the validity and perfection of the Liens granted by such Security Documents with the Agreed Priority;

(xv)	the Lender shall have reviewed and approved the use of proceeds from the Advance, as such use of proceeds has been specified by the Borrower in the Borrowing Notice;

(xvi)
all conditions set forth in Section 2.4, Section 2.5 and this Section 6.1 shall have been, and shall remain, satisfied to the satisfaction of the Lender in its sole discretion and the Borrower’s delivery of a Borrowing Notice shall constitute the Borrower’s representation and warranty that all such conditions precedent have been, and remain, satisfied);

(xvii)
the Borrower shall have issued to the Lender 14,062,500 warrants all on terms and conditions satisfactory to the Lender, and for certainty, said warrants will be exercisable at an exercise price equal to $0.16(Canadian Dollars) and will have a term of three years (collectively, the “Warrants”) provided that the Lender shall have delivered to the Borrower an acknowledgement substantially in the form of Schedule 6.1(xvii);

(xviii)	the Borrower shall have received all regulatory approvals from the Exchange and any other necessary Authorization with respect to the issuance of the Warrants;

(xix)
a gold and silver supply agreement (in form and substance satisfactory to the Lender) between the Borrower and the Lender, permitting the Lender at its option, to purchase all of the Gold and Silver produced by the Borrower at any of its Mining Properties, shall have been fully executed and delivered to the Lender by the Borrower and each of the other Credit Parties as necessary (the “Gold and Silver Supply Agreement”);

(xx)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender:

(A)	a Borrowing Notice requesting such Advance duly executed by the Borrower;

(B)
all data, reports, maps, surveys, financial statements, Instruments and other information requested by the Lender, prior to the date of this Agreement, for its due diligence, including searches of all Lien filings, registrations and records deemed necessary by the Lender, and copies of any documents, filings and Instruments on file in such jurisdictions, shall have been provided, and the Lender shall have completed its technical, legal, financial, permitting, environmental and other due diligence investigation of the Credit Parties and the Mining Properties in scope, and with results, satisfactory to the Lender;

(C)
executed copies of the Credit Documents, including this Agreement and the Security Documents, together with any filings or other Instruments for filing or registration or notarization thereof, notices with respect thereto or other Instruments determined by the Lender to be necessary or desirable to establish and perfect the Liens established pursuant to the Security Documents;

(D)	certificates of status or other similar type of evidence for each Credit Party from all Relevant Jurisdictions;

(E)	certified copies of the Constating Documents of each of the Credit Parties;

(F)	certified copies of all Material Contracts;

(G)
a certified copy of the directors’ resolutions of each of the Credit Parties with respect to the authorization, execution and delivery of the Credit Documents, to which each is a party, being delivered in connection herewith;

(H)	a certificate of an officer of each Credit Party certifying the names and the true signatures of the officers authorized to sign the Credit Documents;

(I)	satisfactory searches of all mineral rights and other interests of the Borrower in respect of the Mining Properties;

(J)
opinions of the counsel to each of the Credit Parties relating to, among other things, (i) the subsistence of each of the Credit Parties, (ii) the due authorization, execution, delivery and enforceability of the Credit Documents, (iii) the creation, perfection and registration of the Liens under the Security Documents, and (iv) the Warrants;

(K)	releases, discharges and postponements (in registrable form where appropriate) covering Liens affecting any of the Secured Assets which are not Permitted Liens, if any;

(L)
a title report of the Borrower’s counsel with respect to the Borealis Project, as at March 12, 2012 and dated April 6, 2012 or such other date as the Lender may require and addressed to the Lender in form and substance reasonably acceptable to the Lender;

(M)	accurate and complete copies of the most recent consolidated financial statements of the Borrower, including the accounts of the Guarantor;

(N)	all regulatory approvals to the transactions contemplated within each of the Credit Documents; and

(O)	such other documents, certificates, opinions and agreements which the Lender may reasonably request;

(xxi)
the Lender shall have completed and be satisfied with its financial, business, environmental, tax and other due diligence review of each of the Credit Parties, including, without limitation, its review of feasibility studies, mine plans, budgets, pro forma financial statements and all Material Contracts and other documents in respect of the Borealis Project;

(xxii)	all Authorizations of Governmental Entities and/or any other Persons required in connection with this Agreement and the other Credit Documents shall have been obtained and remain in effect;

(xxiii)
each Credit Party has performed and complied with all agreements and conditions herein and in the other Credit Documents required to be performed and complied with on or prior to the date of the proposed Advance, except those agreements and conditions waived by the Lender; and

(xxiv)
evidence that all Liens created pursuant to the Security Documents have been duly perfected and registered in all Relevant Jurisdictions and any other relevant jurisdiction as required by the Lender and the Lender’s Counsel.

Each Borrower request for an Advance shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Advance that the applicable conditions in paragraph (a) above, have been, and remain satisfied.

6.2	Conditions Precedent to Each Advance.

The obligation of the Lender to make any Advance hereunder is subject to the following conditions precedent being satisfied, fulfilled or otherwise met to the satisfaction of the Lender at the time such Advance is requested and made:

(a)
the representations and warranties made by the Credit Parties in the Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith, or therewith, shall be true and correct on and as of the date of such Advance as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date;

(b)
no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such Advance and the Lender has received a certificate of a senior financial officer of the Borrower so certifying to the Lender;

(c)	immediately after giving effect to the making of any such Advance (and the application of the proceeds thereof), the aggregate sum of the Advances shall not exceed the Commitment Amount;

(d)
there shall not exist any litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of its Subsidiaries, or any Mining Property, which has had or could be expected to have, a Material Adverse Effect, or which could be expected to affect the legality, validity or enforceability of this Agreement or any other Credit Document, that has not been settled, dismissed, vacated, discharged or terminated;

(e)	no Material Adverse Effect shall have occurred and the Lender has not become aware of any facts which, in the Lender’s opinion, could have a Material Adverse Effect;

(f)	delivery of an irrevocable direction to pay with respect to the Advance;

(g)	all fees (including the Structuring Fee) and all other costs and expenses and other amounts then payable under any of the Credit Documents have been paid in full;

(h)
delivery of a solvency certificate from the chief financial officer or the chief executive officer of the Borrower in the form of Exhibit D, certifying that none of the Credit Parties (i) is legally prohibited or restricted from entering into and performing its obligations under the Credit Documents to which it is a party, (ii) is unable to pay its debts as they become due in the ordinary course of business, (iii) will be rendered insolvent by virtue of any Advance to be made hereunder, (iv) will be left with an unreasonably small amount of capital or (v) has incurred Debt which cannot be satisfied on a timely basis;

(i)
delivery of a certificate of an officer of the Borrower certifying that all necessary Authorizations relating to the development and operation of the Mining Properties have been obtained and none have been rescinded, cancelled or otherwise terminated in any respect;

(j)	the Lender shall have reviewed and approved the use of proceeds from the Advance, as such use of proceeds has been specified by the Borrower in the Borrowing Notice;

(k)
all conditions set forth in Section 2.4, Section 2.5 and this Section 6.2 shall have been, and shall remain, satisfied to the satisfaction of the Lender in its sole discretion and the Borrower’s delivery of a Borrowing Notice shall constitute the Borrower’s representation and warranty that all such conditions precedent have been, and remain, satisfied);

(l)	each Advance shall be in an amount not less than $*[REDACTED];

(m)	no Advance shall be requested or proposed to be made later than *[REDACTED];

(n)	receipt by the Lender of the following documents, each in full force and effect, and in form and substance satisfactory to the Lender:

(A)	a Borrowing Notice requesting such Advance duly executed by the Borrower; and

(B)	certificate of status or other similar type of evidence for each Credit Party from all Relevant Jurisdictions.

6.3	Waiver

The conditions in Section 6.1 and Section 6.2 are inserted for the sole benefit of the Lender and may be waived by the Lender, in whole or in part, with or without conditions, as the Lender may determine in its sole and absolute discretion.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties.

Each of the Credit Parties, for itself and on behalf of each of its Subsidiaries, hereby represents and warrants to the Lender, acknowledging and confirming that the Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and advancing any Advance that:

(a)
Incorporation and Qualification.  The Borrower is a corporation duly incorporated, organized and validly existing pursuant to the laws of the State of Nevada.  Each other Credit Party is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation as set forth in Schedule 7.1(a).  Each of the Credit Parties is qualified, licensed or registered to carry on business under the Applicable Laws in all jurisdictions in which such qualification, licensing or registration is necessary.

(b)
Corporate Power.  Each of the Credit Parties has all requisite corporate power and authority to (i) own, lease and operate its properties and assets (including the Mining Properties) and to carry on its business as now being conducted by it and (ii) enter into and perform its obligations under the Credit Documents to which it is a party.

(c)	Conflict with Other Instruments. The execution and delivery by the Credit Parties and the performance of its obligations under, and compliance with the terms,

conditions and provisions of, the Credit Documents to which they are a party, will not (i) conflict with or result in a breach of any of the terms or conditions of (w) its Constating Documents, (x) any Applicable Law, (y) any Instrument or contractual restriction binding on or affecting it or its properties, or (z) any judgment, injunction, determination or award which is binding on it or (ii) result in, require or permit (x) the imposition of any Lien in, on or with respect to any of its assets or properties (except in favour of the Lender), (y) the acceleration or the maturity of any Debt binding on or affecting any Credit Party or (z) any third party to terminate or acquire material rights under any Material Contract.

(d)
Corporate Action, Governmental Approvals, etc.  The execution and delivery of each of the Credit Documents by each Credit Party and the performance by each Credit Party of its obligations under the Credit Documents, have been duly authorized by all necessary corporate action including, without limitation, the obtaining of all necessary shareholder consents.  No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person is or was necessary in connection with the execution, delivery and performance of the obligations under the Credit Documents except as are in full force and effect, unamended, at the date of this Agreement.

(e)
Execution and Binding Obligation.  This Agreement and the other Credit Documents have been duly executed and delivered by each of the Credit Parties which is a party thereto and constitute legal, valid and binding obligations of such Credit Party enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(f)	No Default or Event of Default. No Default or Event of Default has occurred which is continuing.

(g)
All Authorizations Obtained and Registrations Made.  The Security Documents are effective to create in favour of the Lender, legal, valid and perfected Liens in the Agreed Priority in the Collateral and the proceeds thereof enforceable against third parties and any trustee in bankruptcy and/or any other similar official. All Authorizations and registrations necessary or of advantage to permit each Credit Party to (i) execute, deliver and perform each Credit Document to which it is a party, (ii) create senior first priority perfected Liens (enforceable against third parties and any trustee in bankruptcy and/or any other similar official) in the Collateral and the proceeds thereof, (iii) consummate the transactions contemplated by the Credit Documents, (iv) own its undertaking, property and assets and (v) carry on its business (including Authorizations and registrations necessary or of advantage to permit the Credit Parties to carry on the Business), have been obtained or effected and are in full force and effect.  Each Credit Party is in compliance with the requirements of all such Authorizations and registrations and there are no investigations or proceedings existing, pending or, to the knowledge of any of the Credit Parties, threatened which could result in the revocation, cancellation, suspension or any adverse modification of any of such Authorizations or registrations.  The Security Documents constitute a fully perfected security interest or fixed charge on all right, title and interest of each Credit Party in the assets and/or property described therein as security for the obligations specified therein in each case prior and superior in right to any other Person, with the Agreed Priority.

(h)
Compliance with Contracts.  The Credit Parties are in compliance with, and have at all times complied with, each of the contractual obligations (including those under each Material Contract) owing by each of them to its customers, suppliers and other Persons.  No contract or other Instrument to which a Credit Party is a party is in default nor has any counterparty thereto claimed or asserted a default or breach thereof, except as disclosed in Schedule 7.1(h).

(i)
Material Contracts.  Each Material Contract has been duly executed and delivered by each Credit Party and each other Person party thereto and constitutes a legal, valid and binding obligation of such Credit Party and the counterparty thereto enforceable against it in accordance with its respective terms, subject only to any limitation under Applicable Law relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally and (ii) the discretion that a court may exercise in the granting of equitable remedies.  Each Material Contract is in full force and effect and no default on the part of any party thereto has occurred thereunder.  All Authorizations necessary to permit each party to perform its obligations under each Material Contract and consummate the transactions contemplated thereby are and will continue to be in full force and effect and there are no investigations or proceedings existing, pending or threatened which could result in the revocation, cancellation, suspension or adverse modification of any such Authorization.

(j)	Title; Liens.

(i)
Schedule 7.1(j) accurately and completely sets forth and describes all real property owned, held or controlled by the Credit Parties and located in the United States of America, including any fee interests, patented mining claims, unpatented mining claims, unpatented millsite claims, leases and other real property interests;

(ii)
Borealis Mining Company is the exclusive owner or lessee of, and has good title to the unpatented mining claims  and millsite claims set forth in Schedule 7.1(j), which ownership and title is, subject to Permitted Liens and to the matters disclosed on Schedule 7.1(j), superior and paramount to any adverse claim or right of title which may be rightly asserted, and subject further only to the paramount title of the United States and to the rights, if any, of third parties to the lands within such unpatented mining claims pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955;

(iii)
With respect to the unpatented mining claims and unpatented millsite claims listed on the attached Schedule 7.1(j), except as disclosed in Schedule 7.1(j): (A) Borealis Mining Company is in exclusive possession thereof, free and clear of all Liens, claims, encumbrances or other burdens on production, other than Permitted Liens; (B) all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable state and federal laws and regulations; (C) assessment work, intended in good faith to satisfy the requirements of state and federal laws and regulations and generally regarded in the mining industry as sufficient, was timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were timely recorded; (D) claim rental and maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims have been timely and properly paid, and affidavits or other notices evidencing such payments as required under federal or state laws or regulation have been timely and properly filed and recorded; (E) all filings with the Bureau of Land Management with respect to such claims which are required under the Federal Land Policy and Management Act of 1976 have been timely and properly made; and (F) there are no actions or administrative or other proceedings pending or to the best of the Borrower’s knowledge threatened against or affecting any of the claims.  In addition, with respect to each of the unpatented mining claims listed on Schedule 7.1(j), the Borrower represents that, to its knowledge, such unpatented mining claims have been relocated or remonumented as necessary, and that evidence of such relocation or remonumentation has been timely and properly recorded, all in compliance with the provisions of N.R.S. Chapter 517;

(iv)	Except as disclosed in Schedule 7.1(j), Borealis Mining Company has valid and effective rights to its leased property, free and clear of Liens, except for Permitted Liens;

(v)	All taxes, charges, rates, levies and assessments that, if unpaid, would create a Lien or charge on any Mining Properties or any portion thereof, have been fully paid in full and will be paid in full;

(vi)
All contractors, subcontractors, agents and other Persons providing services, materials or labour on or for the benefit of any Mining Properties have been paid in a timely manner for all work performed or services, goods or labour provided, on or with respect thereto; and

(vii)
The Security Documents create, or upon their execution and delivery will create, valid and effective Liens in and on the Collateral purported to be covered thereby, which Liens are currently (or will be upon the filing of appropriate Instruments with appropriate Governmental Entities) perfected Liens with the Agreed Priority.

(k)
Ownership of Subject Properties.  None of the Borrower or any of the other Credit Parties (i) owns any real property other than the Owned Properties, (ii) is bound by any agreement to own or lease any real property other than the Leases or (iii) has leased any of its Mining Properties.

(l)	Leased Properties. Each Lease is in good standing and all amounts owing under each Lease have been paid by each Credit Party, as applicable, except as disclosed in Schedule 7.1(l).

(m)
Work Orders.  There are no outstanding work orders, enforcement orders, compliance orders or other similar notices or requirements by or from a Governmental Entity relating to any of the Subject Properties, nor does any of the Credit Parties have notice of any possible impending or future work order, enforcement order, compliance order or other similar notice or requirement.

(n)
Expropriation.  No part of any of the Subject Properties or the Buildings and Fixtures located on the Subject Properties has been subject to an Expropriation Event, no written notice or proceeding in respect of an Expropriation Event has been given or commenced, nor is any Credit Party aware of any intent or proposal to give any such notice or commence any such proceedings.

(o)
Encroachments.  The Buildings and Fixtures located at each of the Subject Properties are located entirely within such Subject Property and are in conformity with all Applicable Laws, including zoning, building, and set-back codes and coverage requirements.  There are no encroachments upon any of the Subject Properties.

(p)
Compliance with Laws.  Each Credit Party is in compliance in all respects with all Applicable Laws.  Each of the Subject Properties has been used, explored and operated by the Credit Parties in compliance in all respects with all Applicable Laws.

(q)	No Default. None of the Credit Parties is in violation of any of its Constating Documents or any shareholders’, partnership, joint venture or similar agreement applicable to it.

(r)
No Material Adverse Agreements.  None of the Credit Parties is a party to any agreement or instrument with any Person other than the Lender or subject to any restriction (including any restriction set forth in its Constating Documents or any shareholders’, partnership, joint venture or similar agreement applicable to it) which has, had or, to the best of its knowledge, may have, a Material Adverse Effect.

(s)	Environmental Compliance.

(i)	The Mining Properties have been owned, developed, operated, leased, reclaimed and utilized in compliance with all Applicable Laws, including Environmental Laws.

(ii)
There are no outstanding or pending consent decrees, clean-up orders, mitigation orders, compliance orders, remediation orders or other orders, decrees, judgments or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Mining Property.

(iii)
No Credit Party or any Subsidiary thereof has received any written or actual notice of any violation, alleged violation, non-compliance, investigation, liability or potential liability or request for information, with respect to Environmental Law, Hazardous Material or other environmental matter with regard to any Mining Property, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(iv)
With respect to the Mining Properties, there have been no past, and there are no pending or threatened, lawsuits, claims, complaints, injunctions, or any other governmental or judicial actions or proceedings with respect to any alleged violation of any Applicable Laws, including Environmental Laws, or any Release or alleged Release of any Hazardous Material.

(t)
Pension Plans.  None of the Credit Parties maintains any Pension Plan.  No Credit Party has incurred any liability pursuant to Title I or IV of ERISA or Chapter 42 of the Code, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Credit Party, or in the imposition of any Lien on any of the rights, properties or assets of a Credit Party in either case pursuant to Title I or IV of ERISA or Chapter 43 or Section 401(a)(29) or 412 of the Code.

(u)
Labour Matters.  There are no existing or threatened strikes, lock outs or other disputes relating to any collective bargaining agreement to which any Credit Party is a party.  No Credit Party is subject to, or party to, a collective bargaining agreement with respect to any employees.

(v)
Books and Records.  All books and records of the Credit Parties have been fully, properly and accurately kept and completed and there are no inaccuracies or discrepancies of any kind contained or reflected therein.  Each of the Credit Parties’ books and records and other data and information are available to it in the ordinary course of its business.

(w)
Tax Liability.  Each of the Credit Parties has filed all tax and information returns which are required to be filed.  Each of the Credit Parties has paid all Taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it other than those in respect of which liability based on such returns is being contested in good faith and by appropriate proceedings where adequate reserves, satisfactory to the Lender, have been established in accordance with GAAP.  Adequate provision for payment has been made for Taxes not yet due.  There are no tax disputes existing or pending involving any of the Credit Parties or the Business.

(x)	Corporate Structure. At the date of this Agreement:

(i)
Schedule 7.1(x) shows, for each Credit Party, its name, its type of organization, its organizational identification number, if any, its authorized and issued Equity Interests, and the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.

(ii)	Except as disclosed on Schedule 7.1(x), none of the Credit Parties own any Equity Interests.

(iii)
Except as disclosed on Schedule 7.1(x), in the five years preceding the Effective Date, none of the Credit Parties has acquired any substantial assets from any other Person or been party to any merger, amalgamation, reorganization, combination or similar transaction.

(iv)	Each Credit Party has good title to all Equity Interests in each Subsidiary of such Credit Party, and all such Equity Interests are duly issued, fully paid and non-assessable.

(v)
There are no outstanding warrants, options or other agreements which require or may require the issuance of any Equity Interests of any of the Credit Parties or the issuance of any Debt or securities convertible into Equity

Interests of any of the Credit Parties and there are no outstanding debt or securities convertible into Equity Interests of any of the Credit Parties.

(vi)	Except as disclosed on Schedule 7.1(x), none of the Credit Parties are, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate.

(y)
Subsidiaries, etc.  Each of the Credit Parties is a corporation.  Except as disclosed on Schedule 7.1(y), none of the shareholders of the Credit Parties are party to any shareholders’, voting or other agreement relating to shares of any of the Credit Parties owned by such shareholder.

(z)
Financial Statements.  The March 31, 2011 annual audited financial statements of the Borrower, copies of which have been furnished to the Lender prior to the date hereof, fairly present the financial position of the Borrower at such date and the results of the operations and changes in financial position of the Borrower for such period, all in accordance with GAAP.

(aa)
Debt.  No Credit Party has any Debt except Permitted Debt.  There exists no default (howsoever described) under the provisions of any Instrument evidencing such Debt or of any agreement relating thereto.

(bb)
Insurance.  The Credit Parties maintain insurance of types and in amounts which are customarily maintained by other companies applying Prudent Mining Industry Practices, and the Credit Parties otherwise have and maintain insurance for each of its respective businesses and the Mining Properties in compliance with Section 8.1(m).

(cc)
No Litigation.  Other than as disclosed in Schedule 7.1(cc), there are no actions, suits or proceedings pending, taken or, to the knowledge of any of the Credit Parties, threatened before or by any Governmental Entity or by or against any elected or appointed public official or Person in any jurisdiction which (i) challenges, or threatens, the validity or propriety of the transactions contemplated under the Credit Documents or the documents, instruments and agreements executed or delivered in connection therewith or related thereto, (ii) alleges the violation of any Applicable Law, (iii) involves any Material Contract, (iv) challenges or threatens the validity of all or any portion of any of the Subject Properties or any Credit Party’s legal interest or claim thereto or (v) could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect.

(dd	Schedule Disclosure. At the date of this Agreement:

(i)
Schedule 7.1(dd) is a list of all jurisdictions (or registration districts within such jurisdictions) in which each Credit Party (i) has its chief executive office, head office, registered office and chief place of business, (ii) carries on business, (iii) has any account debtors or (iv) stores any tangible personal property (except for goods in transit in the ordinary course of business).

(ii)	Schedule 7.1(dd) is a list of all Authorizations which are material or necessary to any of the Credit Parties, the Business or the ownership, management and operation of any of the Mining Properties.

(iii)	Schedule 7.1(dd) is a list of all trademarks, trade names, copyrights and patents (and the registration particulars thereof) which are material or necessary to any the Credit Parties or the Business.

(iv)
Schedule 7.1(dd) contains a list of all agreements, contracts or similar Instruments to which a Credit Party is a party or to which any of their property or assets could be subject, for which breach, non-performance, cancellation or failure to renew could have a Material Adverse Effect.

(v)	Schedule 7.1(dd) shows the complete bank account details for each of the Credit Parties.

(ee)	Insolvency. No Credit Party has:

(i)	not generally paid its Debts as they become due;

(ii)	admitted its inability to pay its Debts generally;

(iii)	made a general assignment for the benefit of creditors;

(iv)	committed an act of bankruptcy within the meaning of any Bankruptcy Laws;

(v)
instituted any proceedings, or had instituted any proceedings against it (x) seeking to adjudicate it a bankrupt or insolvent, (y) seeking liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or of its Debts under any Bankruptcy Laws or (z) seeking the appointment of a receiver, manager, receiver and manager, trustee, custodian or other similar official for it or for any part of its undertaking, property or assets; or

(vi)	taken any corporate action to authorize any of the actions set forth above in this Section 7.1(ee).

(ff)
No Liabilities.  Except as reflected or reserved against in the Borrower’s audited balance sheet and financial statements for the Financial Year ending March 31, 2011 or the Borrower’s quarterly report in form 10-Q for the interim period ending December 31, 2011 (provided a copy of such report has been delivered to the Lender prior to the date hereof), none of the Credit Parties has liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for current liabilities incurred in the ordinary course since December 31, 2011.

(gg)
Broker’s Fees. No broker’s or finder’s fee or commissions will be payable by reason of any action of any of the Credit Parties with respect to any of the transactions contemplated by the Credit Documents.

(hh)
Counter-Terrorism Regulations and Anti-Money Laundering.  Each of the Credit Parties is and shall remain in compliance with all applicable economic sanctions laws and all applicable anti-money laundering and counter-terrorism financing laws, including the provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Patriot Act (United States) and other Applicable Laws relating to “know your customer” and anti-money laundering rules and regulation which apply to it.  None of the Credit Parties is (i) a Person designated by any Governmental Entity as being on any list set out in the United Nations, Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (collectively, the “Terrorist Lists”) with which a Person cannot deal with or otherwise engage in business transactions, (ii) a Person who is otherwise the target of the sanctions of any Governmental Entity or (iii) controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on any Terrorist List or a foreign government that is the target of economic sanctions of any Governmental Entity such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under Applicable Law.  No part of the proceeds of any Advance will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Applicable Law.

(ii)
No Cease Trade Orders.  No order or ruling suspending the sale or ceasing the trading in any securities of any of the Credit Parties has been issued by any securities regulatory authority or, the best knowledge of the Credit Parties, is pending, contemplated or threatened by any securities regulatory authority.

(jj)	Affiliate Transactions. The Credit Parties are not conducting, permitting or suffering to be conducted, any transaction with any Affiliate.

(kk)
Operation of Mining Properties.  The Credit Parties have heretofore made available to the Lender all feasibility studies and geological, reserve, resource, metallurgical, engineering and financial data and evaluations of each Mining Property prepared by, or for the benefit of, any Credit Party or otherwise in the possession of or available to any Credit Party.  The Credit Parties are not aware of any inaccuracy or omission in such information which has not been disclosed to the Lender in writing.

(ll)
Project Permits.  The Credit Parties possess all Authorizations of Governmental Entities which are necessary to develop, operate and mine the Mining Properties and to undertake and conduct the business of the Credit Parties or any Subsidiary thereof as it is currently being conducted.  Each Authorization held by any of the Credit Parties as at the date hereof is identified in Schedule 7.1(ll) hereto (collectively, the “Project Permits”).  The Credit Parties have obtained and hold all Project Permits necessary to conduct mining operations at each of the Mining Properties and all such Project Permits are in full force and effect in accordance with their terms, free of default.  All Project Permits necessary to develop, build and operate each of the Mining Properties and the Mill have been obtained and are in full force and effect in accordance with their terms, free of default, and no written notice alleging a breach or default under any of the Project Permits or challenging or questioning the validity of any such Project Permit has been delivered, except to the extent disclosed to the Lender in Schedule 7.1(ll).  The Credit Parties have sufficient, legally-enforceable rights of access, entry and egress to and from the Mining Properties and the Mill, including rights sufficient to develop and operate the Mining Properties and the Mill.

(mm)
Disclosure.  All forecasts, projections and other information supplied to the Lender were prepared in good faith and adequately disclose all relevant assumptions, are true and accurate in all respects, and were based on fair assumptions.  There is no fact known to any Credit Party which could have a Material Adverse Effect and which has not been fully disclosed to the Lender.  None of the representations or warranties made by the Credit Parties in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any written exhibit, report, statement or certificate furnished by or on behalf of the Credit Parties in connection with the Credit Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(nn)
Authorization re Issuance of Securities. The Borrower has taken all the corporate steps necessary to duly authorize all matters in connection with the issuance of the Warrants and for that reason has the power and authority to create, issue and deliver the Warrants in favour of the Lender and, upon issuance and exercise, shall deliver validly issued, fully paid and non-assessable common shares in the capital of the Borrower, subject to Applicable Securities Legislation hold periods. The Borrower has complied, and will comply, with all Applicable Securities Legislation in the course of its affairs and particularly in connection with the issuance of the Warrants, including, but not limited to, receiving the conditional approval of the Exchange (on or before the Effective Date) with respect to the listing of the common shares issuable upon exercise of the Warrants, which approval shall be obtained without a prospectus provided that:

(i)	the Borrower is a reporting issuer under Applicable Securities Legislation in at least one of the Reporting Jurisdictions and its common shares are listed for trading on the TSX;

(ii)
the Borrower has complied and will comply with all Applicable Laws and regulations, including Applicable Securities Legislation and the rules and policies of the TSX in connection with the issuance of the Warrants;

(iii)
the Borrower is not in default of any Applicable Securities Legislation or the TSX rules or policies nor is it included in a list of defaulting reporting issuers maintained by any securities commissions where the Borrower is a reporting issuer or other securities regulatory authorities in the provinces and territories of Canada;

(iv)
no order ceasing, halting or suspending trading or prohibiting the sale of common shares has been issued to and is outstanding against the Borrower or its directors, officers or promoters and, to the best of the Borrower’s knowledge, no investigation or proceedings for such purposes are pending or threatened;

(v)	the Borrower has complied with all the requirements of National Instrument 43-101, including, without limitation, with respect to the preparation and filing of any technical reports; and

(vi)	upon delivery, the Warrants are duly and validly issued.

7.2	Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Lender in connection therewith shall not merge in or be prejudiced by, and shall survive, any Advance and shall continue in full force and effect so long as any amount is owing by the Borrower to the Lender under this Agreement.

ARTICLE 8
COVENANTS OF THE BORROWER

8.1	Affirmative Covenants.

Until the full and final payment and performance of the Obligations and the termination of this Agreement, the Borrower shall, and (as the case may be) each of the other Credit Parties shall, perform all covenants in this Section 8.1:

(a)	Financial Statements, Reports and Other Information. Deliver to the Lender, or cause to be delivered to the Lender:

(i)
as soon as practicable and in any event within 60 days after the end of each Financial Quarter of each Financial Year, (A) the Borrower’s unaudited quarterly financial statements for such Financial Quarter, prepared in accordance with GAAP and TSX rules and regulations and (B) together with each such delivery of financial statements pursuant to this paragraph, a duly completed and executed Compliance Certificate relating thereto;

(ii)
as soon as practicable and in any event within 120 days after the end of each Financial Year, (A) the annual audited financial statements of the Borrower for such Financial Year prepared in accordance with GAAP and TSX rules and regulations and (B) together with each such delivery of financial statements pursuant to this paragraph, a duly completed and executed Compliance Certificate relating thereto;

(iii)
as soon as practicable, such other information in the possession of any Credit Party with respect to its financial condition, business and/or operations including copies of all financial statements, proxy statements, material reports and other material disclosure information which any Credit Party shall send or make available to any of its shareholders or which it is required or elects to file with any Governmental Entity;

(iv)
as soon as practicable but no later than 10 days after the end of each calendar month, the Credit Parties shall submit to the Lender a written report concerning its business and activities, the Borealis Project and the other Mining Properties and all activities and occurrences with respect thereto during the preceding calendar month and shall include a summary description of actions taken with respect to the Borealis Project, and the other Mining Properties, a description of actual expenditures (as compared to the budgeted expenditures) and such other data and information requested by the Lender, with such monthly report to be delivered in form and substance acceptable to the Lender.  All such reports, descriptions, data and other information provided by the Credit Parties shall be true, complete and accurate in all respects.  No such report, description, data or other information shall contain any misstatement of fact or omit to state a material fact, and all projections contained in any such reports, certificates, status updates and otherwise shall be based on information which, when delivered, was true, correct and complete in all respects and shall fairly present such Credit Party’s then current estimate of its future business, operations and affairs; the Credit Parties shall provide the foregoing certification in writing upon delivery of any report, certificate, status update or other information and shall be deemed to have done so to the extent that any Credit Party fails to provide written certification thereof; and

(v)
promptly after receiving a request from the Lender, such other certificates, reports, status updates, data and information respecting the condition or operations (financial or otherwise) of any Credit Party and the Borealis Project as the Lender may from time to time request, with the same to be delivered in form and substance acceptable to the Lender.  All such other certificates, reports, status updates, data and information delivered to the Lender shall be true, complete and accurate in all respects.

(b)
Notice of Litigation.  Give notice to the Lender as soon as it becomes aware of the commencement of any action, litigation, proceeding, arbitration, investigation, grievance or dispute affecting any Credit Party, any Mining Property, any Material Contract or any Affairs of a Credit Party, together with copies of the court filings or other documents associated therewith.

(c)	Notice of Default. Give notice to the Lender as soon as it becomes aware of any Default or Event of Default or any event or circumstance which could have a Material Adverse Effect.

(d)
Notice of Environmental Matters.  Promptly after the filing or receipt thereof, copies of (i) all new Project Permits, together with a description thereof and (ii) all notices with or from any Governmental Entity or any other Person alleging noncompliance with or violation of any Environmental Law or Project Permit and any correspondence in response thereto.

(e)	Corporate Existence. Preserve and maintain its corporate existence.

(f)	Compliance with Laws, etc. Comply, and shall cause each of its Subsidiaries, agents and third party contractors to comply with, all Applicable Laws.

(g)
Comply with Environmental Laws.  Own, operate and manage its business and the Mining Properties in compliance with all Applicable Laws, including Environmental Laws, and each Credit Party shall, and shall cause its agents and third party contractors to (i) manage and operate the Mining Properties and the Business in compliance with all Environmental Laws, (ii) maintain all Authorizations and make all registrations required under all Environmental Laws in relation to the Mining Properties and the Business and remain in compliance therewith, (iii) store, treat, transport, generate, otherwise handle and dispose of all Hazardous Materials and Waste owned, managed or controlled by any of the Credit Parties in compliance with all Environmental Laws and (iv) comply with all recommendations contained in any environmental impact assessment.

(h)
Conduct of Operations and Maintenance of Properties.  Engage solely in the business of developing and operating the Mining Properties, and other prospective mining projects, and in activities incidental thereto, in accordance with Prudent Mining Industry Practices.  The Credit Parties shall explore, investigate, develop, mine, operate and use each Mining Property in accordance with Prudent Mining Industry Practices.  The Credit Parties shall diligently and continuously work to develop and operate the Mining Properties.  The Credit Parties shall, from time to time, make and cause to be made all repairs, renewals, replacements, additions and improvements to the Mining Properties and their properties and assets, such that the Borrower and the other Credit Parties may properly and advantageously conduct the Business at all times in accordance with Prudent Mining Industry Practices.

(i)
Payment of Taxes and Claims.  Pay, or cause to be paid when due, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to any of the Credit Parties, and (ii) all claims which, if unpaid, might by Applicable Law become a Lien upon any of the Credit Parties’ property or assets except (A) a Lien which relates to a tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and in respect of which the Borrower or any of the Credit Parties have established adequate reserves, satisfactory to the Lender, in accordance with GAAP or (B) a Lien which is a Permitted Lien and which could not, individually or collectively, in the Lender’s opinion, have a Material Adverse Effect.

(j)
Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made in respect of its business and shall promptly notify the Lender of any change in accounting practices or procedures implemented by a Credit Party relative to such practices and procedures as of the execution of this Agreement.

(k)
Bank Accounts.  (i) Promptly notify the Lender of any change in bank location or accounts, and shall at all times ensure that each of its respective bank accounts remain subject to the Borrower Control Agreement.  (ii) Forthwith upon receipt, pay all cash receipts from the Mining Properties or the Business (including all proceeds of insurance and reinsurance) into the Borrower’s Account.  Direct all parties to the Material Contracts, insurers and all other Persons from whom any Credit Party may become entitled to receive payments (including, all Disposal Proceeds, all Insurance Proceeds and all proceeds arising from sale of production, business interruption insurance, liquidated damages under any Material Contract, any performance bond, letter of credit or guarantee, any warranty claim, the sale of, or grant of any interest in any part of the Mining Properties, any expropriation or property insurance) to pay all such amounts directly to the Borrower’s Account.

(l)
Rights of Inspection.  At any time and from time to time, permit any employee, officer, agent or other representative of the Lender, at the expense of the Borrower, to examine the Mining Properties and make copies of any abstracts from the records and books of account of any Credit Party and to discuss any of its Affairs with any of its directors, officers, employees, agents, representatives or auditors.  At any time and from time to time, upon request of the Lender, each Credit Party shall permit a technical engineer selected by the Lender and any officer, agent or other representative of the Lender, at the cost and expense of the Borrower, to inspect the Mining Properties and the Business and discuss any of the Affairs of any Credit Party with any of its personnel and third party contractors.  The Borrower shall pay or reimburse the Lender for all costs and expenses of the Lender in connection with each site visit by the Lender or any of its employees, officers, agents, engineers or other representatives.

(m)
Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (i) insurance on all its property and assets insuring against at least such risks as are usually insured against in the same or a similar business and as required by Applicable Laws and (ii) liability insurance covering at least such risks as are usually insured against in the same or a similar business and as required by Applicable Laws; and furnish to the Lender, upon request, full information as to the insurance carried.  The present insurance coverage of the Credit Parties as of the Effective Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 8.1(m).  Upon the request of the Lender from time to time, each Credit Party shall deliver to the Lender evidence of the insurance then in effect, including a detailed list of such insurance containing the information set forth on Schedule 8.1(m).  The insurance policies with respect to the Mining Properties shall name the Lender as first loss payee and/or additional insured, as appropriate, and shall contain an endorsement providing that such insurance cannot be terminated or amended without at least thirty days prior notice to the Lender.

(n)
Authorizations.  Obtain and maintain in full force all Authorizations necessary for the exploration, development, production and mining of Gold and Silver at the Mining Properties and the performance of the Credit Parties’ obligations and perform and observe all covenants, conditions and restrictions contained in, or imposed on it by, any Authorization and/or Material Contract.

(o)	Material Adverse Effect. Immediately notify the Lender of any event or circumstance or any potential event or circumstance that could have a Material Adverse Effect.

(p)
Deliver Additional Material Contracts and Direct Agreements.  Notify the Lender within five Business Days upon the entering into of any new Material Contract and if requested by the Lender deliver (i) a certified copy of each such Material Contract to the Lender within five Business Days of such request and (ii) a Direct Agreement executed by each of the parties to such Material Contract within 10 days of such request.

(q)
Perfection and Protection of Security.  Perform, execute and deliver all acts, agreements and other documents as may be requested by the Lender at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security or grant a security interest thereon including, without limitation, (i) executing, recording and filing of the Security Documents and financing, change or continuation statements in connection therewith, in form and substance satisfactory to the Lender, (ii) delivering to the Lender the originals of all instruments, documents and chattel paper and all other Collateral of which the Lender determines it should have physical possession in order to perfect and protect the Security, duly endorsed or assigned to the Lender, (iii) delivering to the Lender warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are listed, (iv) placing notations on its books of account to disclose the Security, (v) delivering to the Lender all letters of credit on which the Credit Party is named beneficiary and (vi) taking such other steps as are deemed necessary by the Lender to maintain the Security.

(r)
Additional Security.  Promptly upon the request of the Lender, at the cost and expense of the Borrower, the Borrower shall, and shall ensure that each other Credit Party shall, execute, deliver, create and perfect any and all Security which the Lender may require in relation to any assets of any Credit Party, as the Lender may designate, together with all related documents, instruments, registrations and other evidence the Lender may require to ensure that such Security creates a legal, valid and first priority perfected security interest in relation to such assets, enforceable against third parties and any trustee in bankruptcy.

(s)
Further Assurances.  Upon request of the Lender, at the cost and expense of the Borrower, execute and deliver, or cause to be executed and delivered, to the Lender such further Instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of the Lender to carry out more effectively the provisions and purposes of the Credit Documents.

(t)	Purpose of Credit Facility. Ensure that each Advance shall be used solely for the purposes set out in Section 2.5 and otherwise as set forth in the applicable Borrowing Notice.

(u)	Additional Guarantors. The Borrower and each other Credit Party shall ensure that on or prior to any Person becoming a Subsidiary of any Credit Party:

(i)	such Person shall execute and deliver in favour of the Lender a guarantee of all the obligations of the Credit Parties under this Agreement and all the other Credit Documents;

(ii)	such Person shall grant any and all Security as the Lender may require;

(iii)
all shares in the capital of such Person are pledged to the Lender (and all original share certificates are delivered to the Lender, duly endorsed in blank or accompanied by a duly executed stock power transfer form) and all directors of such Person have delivered to the Lender resignations duly executed but undated;

(iv)
the Lender has received evidence of registration or other perfection of such Security and/or pledge in such jurisdictions as the Lender may require to ensure that such Security and/or pledge creates legal, valid, binding, enforceable and first-priority security interests in the assets or shares to which such Security or pledge relates, enforceable against third parties, trustees in bankruptcy and similar officials;

(v)
the Lender has received opinions of the counsel to such Person relating to, among other things, its subsistence, the due authorization, execution, delivery and enforceability of the Credit Documents to which such Person is a party and the creation and perfection of the Liens against such Person under the Security Documents;

(vi)
the Lender has received all discharges, subordination agreements, waivers and confirmations as the Lender may require to ensure that all obligations under the Credit Documents are secured by first priority Liens on the property and assets of such Person; and

(vii)	the Lender has received such other evidence, certificates and documentation as the Lender may request;

in each case, in form and substance satisfactory to the Lender.

(v)
Defense of Title and Rights.  Each Credit Party shall preserve and defend its ownership of and all right, title and interest in its assets, properties and rights, including each Mining Property, as such title is represented and warranted in Section 7.1(j).  Each Credit Party shall defend the Liens in favour of the Lender under the Security Documents, and the Credit Parties shall maintain and preserve such Liens as perfected Liens with their Agreed Priority.  Each Credit Party shall ensure that the Security Documents shall at all times cover and extend to all assets, properties, rights and interests of each Credit Party.

(w)	Reporting Issuer Status. The Borrower shall use its best efforts to maintain:

(i)	the listing of its common shares on the TSX until the expiry date of the Warrants; and

(ii)	its status as a reporting issuer under Applicable Securities Legislation in at least one of the Reporting Jurisdiction from the date hereof until the expiry date of the Warrants.

(x)
Registration Rights Agreement – Post-Closing.  As soon as reasonably possible following the Effective Date and in any event no later than 15 days after the Effective Date, the Borrower and each of the other Credit Parties as necessary, shall deliver to the Lender a fully executed registration rights agreement (in form and substance satisfactory to the Lender) between the Borrower and the Lender, providing for registration rights with respect to the Warrants and the common shares issuable upon exercise of the Warrants.

8.2	Nevative Covenants.

Except with the prior written consent of the Lender (acting in its sole and absolute discretion), until the irrevocable, full and final payment and performance of the Obligations and the termination of this Agreement, none of the Borrower or any of the other Credit Parties shall:

(a)	Debt. Create, incur, assume or suffer to exist any Debt, other than Permitted Debt.

(b)
Liens.  Create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive the production, proceeds or income therefrom, other than Permitted Liens.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its properties or assets in violation of this Section 8.2(b), then it shall be deemed to have simultaneously granted an equal and rateable Lien on any such properties or assets to and in favour of the Lender, to the extent that such a Lien has not already been granted to the Lender.

(c)
Mergers, Etc.  Enter into any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction or convey, lease or Dispose of all or substantially all of its assets or convey, lease or Dispose of all or any part of any Mining Property without the prior written consent of the Lender.

(d)
Disposal of Assets Generally.  Directly or indirectly, sell, transfer, assign or otherwise dispose of any of their respective assets or properties, including, without limitation, those assets and properties related to any Mining Properties without the prior written consent of the Lender, other than (i) bona fide sales of inventory, in the ordinary course of business for the purpose of carrying on the Business and at fair market value, and (ii) the sale of any asset (other than securities) which has no material economic value in the Business and is obsolete provided the fair market value of such asset does not exceed, when aggregated with the fair market value of all other assets sold in reliance on this Section 8.2(d), $100,000.

(e)	Joint Venture Agreements, Etc. Enter into any option, joint venture, royalty or other similar agreement with respect to any of the Mining Properties without the prior written consent of the Lender.

(f)	Transactions with Related Parties. Directly or indirectly enter into any agreement with, make any financial accommodation for, or otherwise enter into any transaction with, a Related Party.

(g)	Change in Business. Make any change in the nature of the Business.

(h)
Distributions.  Declare, make or pay any Distribution.  For purposes of this Section 8.2(h), “Distribution” includes with respect to any Person (i) any dividend or other distribution on issued shares or any other Equity Interest of the Person or any of its Subsidiaries, (ii) any purchase, redemption or retirement of any issued share, warrant or other Equity Interest or any other option or right to acquire any share or other Equity Interest of the Person or any of its Subsidiaries or (iii) any payment whether as consulting fees, management fees or otherwise, to any Related Party of the Person or any of its Subsidiaries.

(i)
Financial Assistance.  Provide any Financial Assistance to any Person.  For the purposes of this Section 8.2(i), “Financial Assistance” includes any advances, loans or other extensions of credit, guarantees, indemnities, financial accommodations or other contingent liabilities in the nature of a guarantee or indemnity or capital contributions.

(j)	Acquisitions. Purchase any shares, stocks, bonds, notes, debentures, securities or other Equity Interests of any Person other than such Equity Interests which such

Credit Party owns as of the date hereof and disclosed on Schedule 8.2(i) hereto, or acquire the undertaking of, or all or substantially all the assets of, any other Person.

(k)	Hedging. Enter into any Hedging Agreement on a margined or collateralized basis or of a speculative nature.

(l)	Business. Carry on the Business otherwise than through the Borrower.

(m)	Charter Documents. Amend or modify its Constating Documents (or equivalent charter documents) except for the purpose of increasing its authorized capital.

(n)	Change to Material Contracts. Terminate, waive, amend, assign or transfer any interest in, any Material Contract, except with the prior written consent of the Lender.

(o)
Burdens on Production.  Grant, sell, transfer, assign or convey, directly or indirectly, to any Person any royalty (of any kind or nature whatsoever, howsoever designated), production payment or other interest in any Mining Property, other than to the Lender except for the royalties described in Schedule 8.2(o) and the Gold and Silver Supply Agreement.

(p)
Limitation on the Issuance of Shares.  Sell, transfer or issue, and the Credit Parties shall cause each Subsidiary to not sell, transfer or issue, any Equity Interest provided that, subject to the other provisions in this Agreement, the Borrower shall be entitled to issue shares from treasury (i) for cash and on arm’s length terms or (ii) upon the exercise of warrants and options outstanding on the date hereof and issued from time to time in accordance with the requirements of the TSX or such other market or exchange on which the Borrower’s Equity Interests are quoted or listed.

(q)
Payment of Debt. Directly or indirectly, voluntarily or involuntarily, purchase, redeem, defease or pay, repay or prepay any principal, interest or any other amount in relation to any Debt, other than to the Borrower.

ARTICLE 9
EVENTS OF DEFAULT

9.1	Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)
Non-Payment.  A Credit Party fails to make payment of any Obligation (whether for principal, interest, costs, fees, expenses or any other amount due hereunder or under any other Credit Document) when due and payable pursuant to any of the terms of a Credit Document (whether on a payment date, by prepayment, on demand or otherwise);

(b)
Misrepresentation.  Any representation or warranty or certification made or deemed to be made by a Credit Party or any of its respective directors or officers in any Credit Document shall prove to have been incorrect, incomplete or misleading in any respect when made or deemed to be made;

(c)	Breach of Covenants. A Credit Party fails to perform, observe or comply with:

(i)	any of the covenants or any other provision or obligation contained in Section 8.2, Section 8.1(t), Section 8.1(u), Section 8.1(v), Section 8.1(w) or Section 8.1(x); or

(ii)
any other covenant or any other provision or obligation contained in any Credit Document to which it is a party and such failure is not capable of being remedied or, if capable of being remedied, continues for a period of ten Business Days, provided in such case the Credit Party is proceeding diligently to remedy such failure and the Lender is not prejudiced thereby;

(d)
Cross-Default.  A Credit Party (or any Subsidiary of any Credit Party) fails to pay the principal of, premium, if any, interest on, or any other amount relating to, any of its Debt, the principal of which Debt exceeds $100,000 (or the equivalent amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event occurs or condition exists if its effect is to accelerate, or permit the acceleration of such Debt; or any such Debt shall be (or may be) declared to be due and payable prior to its stated maturity;

(e)
Material Contracts.  A Credit Party fails to perform or observe any term, covenant or agreement contained in any Material Contract on its part to be performed or observed; or any Material Contract is amended without the prior written consent of the Lender; or any Material Contract is terminated or revoked or permitted to lapse; or any party to any Material Contract delivers a notice of termination or revocation in respect of such Material Contract and such Material Contract is subsequently terminated or revoked;

(f)
Judgments.  Any judgment or order for the payment of money in excess of $100,000.00 (or the equivalent amount in any other currency) is rendered against a Credit Party (or any Subsidiary of any Credit Party) and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order or (ii) there is any period of ten days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(g)
Bankruptcy; Insolvency.  (i) Any Credit Party (or any Subsidiary of a Credit Party) shall initiate or commence any case, proceeding or other action (A) under any existing or future Bankruptcy Law, or otherwise seeking to have it judged bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, receiver manager, liquidator, assignee, trustee, sequestrator, custodian, administrator, conservator or other similar official for it or for all or any part of its assets, or any Credit Party (or any Subsidiary of a Credit Party) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party (or any Subsidiary of a Credit Party) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 45 days or (iii) there shall be commenced against any Credit Party (or any Subsidiary of a Credit Party) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Credit Party (or any Subsidiary of a Credit Party) shall take any action in furtherance of, or indicating its consent to, approval of, authorization of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party (or any Subsidiary of a Credit Party) generally shall not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, or (vi) any Credit Party (or any Subsidiary of a Credit Party) has ceased to make payment of its liabilities or the value of its assets shall be less than the aggregate of its liabilities due and accruing due;

(h)
Dissolution.  Any application is made for, or order, judgment or decree is entered against any Credit Party (or any Subsidiary of a Credit Party) decreeing, the winding-up, dissolution or bankruptcy, insolvency, reorganization, or any similar process of such Credit Party and, in the case of an application, such application remains undischarged or unstayed for any period of 15 days after the application is first made or a resolution is passed for the winding-up, dissolution or liquidation of any of the Credit Parties (or any Subsidiary of any Credit Party);

(i)
Security Imperilled.  Any Credit Document is declared by a court or tribunal of competent jurisdiction to be void, invalid, illegal or unenforceable or the validity, legality or enforceability thereof is contested by any Credit Party or any other Person party thereto (other than the Lender), or any Credit Party or any other Person party thereto denies that it has any or further obligations thereunder;

(j)
Agreed Priority of Collateral.  If any one or more of the Credit Documents ceases to be in full force and effect or any Lien in the Collateral created by any Security Document is no longer effective to create in favour of the Lender, a legal, valid and perfected Lien in the Collateral with the Agreed Priority;

(k)	Change of Control. A Change of Control occurs;

(l)	Material Adverse Effect. Any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect has occurred;

(m)	Expropriation/Condemnation. An Expropriation Event shall have occurred;

(n)
Regulatory Action.  Any Governmental Entity shall take or attempt to take any action with respect to a Credit Party, or with respect to any Mining Property or any Collateral subject to the Security Documents, which has, had or could reasonably be expected to have a Material Adverse Effect on a Credit Party or the ability of the Borrower or any other Credit Party to satisfy its Obligations in a timely manner unless such action is set aside, dismissed or withdrawn within 5 days of its institution or such action is being contested in good faith, its effect is stayed during such contest, the Credit Parties are allowed to continue the development and operation of each Mining Property during such period, and the same could not be expected to have a Material Adverse Effect;

(o)	Cessation of Project Operations. Without the prior written consent of the Lender, any Mining Property, or any portion thereof, shall be abandoned or terminated, or

\exploration, development, operation or mining of the Borealis Project or any other Mining Property shall be terminated or reduced;

(p)
Financial Statements.  Except for any notes to financial statements relating to any Credit Party (or any Subsidiary of any Credit Party), the audited financial statements of any Credit Party (or any Subsidiary of any Credit Party) are qualified in any respect by such Credit Party’s or such Subsidiary’s independent auditors; or

(q)
Registration Rights Agreement.  On or before the day that is 15 days after the Effective Date, the Borrower and each of the other Credit Parties as necessary, fail to deliver to the Lender a fully executed registration rights agreement (in form and substance satisfactory to the Lender) between the Borrower and the Lender, providing for registration rights with respect to the Warrants and the common shares issuable upon exercise of the Warrants.

9.2	Acceleration.

Upon the occurrence of an Event of Default which is continuing, the Lender may declare its commitment to advance any part of the Facility to be terminated, whereupon the same shall forthwith terminate (and the Commitment Amount shall be reduced to zero) but such termination shall not limit or affect any rights or remedies of the Lender hereunder; and the Lender may require (and upon the occurrence of any Event of Default under Section 9.1(g) or 9.1(h), the Lender shall be deemed to have automatically required) the Borrower to repay the Loan in full by paying to the Lender an amount in cash equal to the Full Prepayment Amount divided by the product of *[REDACTED] multiplied by the Spot Price on the Business Day immediately preceding the day the Lender requires such prepayment and (ii) multiplying the result thereof by such Spot Price.  Together with the repayment of the Loan, the Borrower shall simultaneously pay the Lender any accrued and unpaid interest together with all other fees, charges and costs and other amounts payable hereunder and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

9.3	Remedies.

(a)
Upon the occurrence of an Event of Default, the Lender may commence such legal action and proceedings and exercise all rights and remedies available to it under the Credit Documents and/or Applicable Law which in its sole discretion it deems appropriate or expedient including, the commencement of foreclosure and enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by each Credit Party.  Upon the occurrence of an Event of Default, the Lender shall have, and may exercise, all of its rights and remedies under this Agreement and the other Credit Documents as well as all other rights and remedies available at law or in equity.

(b)
The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies, and no right or remedy contained herein or in any other Credit Document, or otherwise at law or in equity, is intended to be exclusive.  Nothing contained in the Credit Documents with respect to the liability of the Credit Parties to the Lender, nor any act or omission of the Lender with respect to the Credit Documents or its rights or remedies, shall in any way prejudice, impair, limit or otherwise affect the rights, remedies and powers of the Lender under the Credit Documents or otherwise.

ARTICLE 10
MISCELLANEOUS

10.1	Amendments, etc.

No amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by any Credit Party or any other Person from such provisions, is effective unless in writing and approved by the Lender.  Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

10.2	Waiver.

(a)
No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right.

(b)
Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive each Advance and, notwithstanding any such Advance or any investigation made by or on behalf of any party, shall continue in full force and effect.

10.3	Evidence of Debt and Borrowing Notices.

The indebtedness of the Borrower resulting from the Advances shall be evidenced by the records of the Lender, which shall constitute prima facie evidence of such indebtedness.

10.4	Notices, etc.

Any notice, direction or other communication to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

(a)	to any Credit Party at:

Gryphon Gold Corporation 611 N. Nevada Street Carson City, NV 89703

	Attention:	Jim O’Neil
	Facsimile:	604-608-3262
	E-Mail:	joneil@gryphongold.com

(b)	to the Lender at:

Waterton Global Value, L.P. Folio House, Road Town, Tortola, VG1110 British Virgin Islands

	Attention:	Peter Poole
	Facsimile:	(284) 494-8356/7422

Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted by facsimile, electronic mail or similar means of recorded communication on the Business Day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

10.5	Costs, Expenses General Indemnity and Environmental Indemnity.

(a)
Each Credit Party shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and defend and hold the Lender, the Lender’s Affiliates and their respective directors, partners, managers, members, owners, principals, shareholders, officers, employees, agents, consultants and representatives (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person promptly (and in any event within three Business Days of demand) all amounts required to compensate the Indemnified Person for, any cost, expense, liability, obligation, loss, damage, penalty, action, judgment, fine, suit, charge, claim, taxes, payments or disbursements of any kind or nature whatsoever, including attorneys fees and expenses imposed on, incurred by, suffered by or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, any present or future Credit Document and any related amendment, waiver or consent, as well as the consummation of the transactions contemplated thereby, (ii) any advice of counsel as to the rights and duties of the Lender with respect to the administration of the Credit Documents or any transaction contemplated under the Credit Documents, (iii) any default (whether or not constituting a Default or an Event of Default) by a Credit Party, (iv) any proceedings brought by or against the Indemnified Person, or in which the Indemnified Person otherwise participates, due to its entering into or being a party to any of the Credit Documents, or by reason of its exercising or performing, or causing the exercise or performance of, any right, power or obligation under any of the Credit Documents or otherwise in connection with its interest in any Security, whether or not such proceedings are directly related to the enforcement of any Credit Document, and (v) the ownership, management, administration or operation of any Mining Property, except in each case to the extent directly caused by the gross negligence or wilful misconduct of the Indemnified Person.

(b)
Each Credit Party shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and hold harmless and agrees to defend the Indemnified Persons against any cost, expense, liability, obligation, loss, damage, penalty, action, judgment, fine, suit, charge, claim, taxes, payments or disbursements of any kind or nature whatsoever (including strict liability and including costs and expenses of investigation, abatement and remediation and monitoring of spills or

Releases or threatened Releases of Hazardous Materials or other Contaminants, and including liabilities of the Indemnified Persons to third parties (including Governmental Entities) in respect of bodily injuries, property damage, damage to or impairment of the environment or any other injury or damage and including liabilities of the Indemnified Persons to third parties for the third parties' foreseeable and unforeseeable consequential damages) incurred as a result of or in connection with the administration or enforcement of this Agreement or any other Credit Document, including the exercise by the Lender of any rights hereunder or under any of the other Credit Documents, which result from or relate, directly or indirectly, to:

(i)
the presence, Release or threatened Release of any Hazardous Material or other Contaminants, by any means or for any reason, whether or not such presence, Release or threatened Release of Hazardous Materials or other Contaminants was under the control, care or management of a Credit Party or of a previous owner, operator, tenant or other Person;

(ii)
any Release, presence, use, creation, transportation, storage or disposal of any Hazardous Material or Contaminant on or with respect to the Subject Property or the business, operations or activities of any Credit Party;

(iii)
any claim or order for any clean-up, restoration, detoxification, reclamation, repair or other securing or remedial action which relates to any Subject Property or the business, operations or activities of any Credit Party;

(iv)	any Environmental Claim with respect to any Subject Property or any Credit Party; or

(v)	the breach or violation or alleged breach or violation of any Environmental Laws by a Credit Party.

For purposes of this Section, “liability” shall include (a) liability of an Indemnified Person for costs and expenses of abatement and remediation of spills and releases of Contaminants where such abatement and remediation is prudent for the continued operation of the Business or required by Environmental Laws and to the extent required to maintain the value and use of the Collateral, (b) liability of an Indemnified Person to a third party to reimburse the third party for bodily injuries, property damages and other injuries or damages which the third party suffers, including (to the extent, if any, that the Indemnified Person is liable therefor) foreseeable and unforeseeable consequential damages suffered by the third party, (c) liability of the Indemnified Person for damage suffered by the third party, (d) liability of an Indemnified Person for damage to or impairment of the environment and (e) liability of an Indemnified Person for court costs, expenses of alternative dispute resolution proceedings, and fees and disbursements of expert consultants and legal counsel on a solicitor and own client basis.

(c)
If, with respect to the Lender, (i) any change in any law, rule, regulation, judgment or order or any change in the interpretation, application or administration of such law, rule, regulation, judgment or order, occurring or becoming effective after this date, or (ii) compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity made or becoming effective after the date hereof, has the effect of causing any loss to the Lender or reducing the

Lender’s rate of return by (w) increasing the cost to the Lender of performing its obligations under any of the Credit Documents (including the costs of maintaining any capital, reserve or special deposit requirements), (x) requiring the Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under any of the Credit Documents, (y) reducing any amount payable to the Lender under any of the Credit Documents or (z) causing the Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Lender under the Credit Documents, then the Lender may give notice to the Borrower specifying the nature of the event giving rise to the loss and the Borrower shall, on demand, pay such amounts as the Lender specifies are necessary to compensate it for any such loss.  A certificate as to the amount of any such loss submitted in good faith by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(d)
Each Credit Party shall pay to the Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) any payment being made in respect of an Advance, (ii) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, (iii) the failure of the Borrower to effect an Advance in the manner and at the time specified in any Borrowing Notice or (iv) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement.  A certificate as to the amount of any loss submitted in good faith by the Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(e)
The provisions of this Section 10.5 shall survive the termination of this Agreement and the repayment of all Obligations.  Each Credit Party acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender or any other Indemnified Person in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

10.6	Release.

Upon irrevocable and indefeasible repayment and performance in full of the Obligations, including all indebtedness, obligations and liabilities (direct or indirect, absolute or contingent, matured or not, solely or jointly) of each of the Credit Parties incurred under or in connection with this Agreement and/or any other Credit Documents and the irrevocable payment to the Lender of all costs, charges, expenses and legal fees and disbursements (on a solicitor and his own client basis) incurred by the Lender in connection with the Security, each of the Credit Parties shall be entitled to a release and discharge of the Security constituted by the Security Documents, other than obligations and/or liabilities that have accrued prior to the date of such release or any other obligation which is expressly stated to survive the termination of the Security Documents, provided that the Lender no longer has any obligations (contingent or otherwise) under or in connection with this Agreement or any other Credit Document.

10.7	Taxes and Other Taxes.

(a)
All payments to the Lender by the Credit Parties under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes”) imposed by United States of America, Canada or any other relevant jurisdiction (or any political subdivision or taxing authority of it), unless such Taxes are required by Applicable Law to be deducted or withheld.  If a Credit Party shall be required by Applicable Law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Credit Documents (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this 10.7(a)), the Lender receives an amount equal to the amount it would have received if no such deduction or withholding had been made, (ii) the Credit Parties shall make such deductions or withholdings and (iii) the Credit Parties shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with Applicable Law.

(b)
Each Credit Party shall immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by any of the Credit Parties under any of the Credit Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Credit Documents.

(c)
Each Credit Party shall indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable by the Credit Parties under this 10.7) arising from the Credit Documents and paid by the Lender and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted.  Each Credit Party shall, within three Business Days of demand by the Lender, pay the Lender an amount equal to the loss, liability or cost which the Lender has incurred as a result of any actions or payments taken or made by the Credit Parties pursuant to 10.7.

(d)
Payment under this indemnification shall be made within 10 days from the date the Lender makes written demand for it.  A certificate as to the amount of such Taxes or Other Taxes submitted to the Borrower by the Lender shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to the Lender.

(e)
Each Credit Party shall furnish to the Lender the original or a certified copy of a receipt evidencing payment of Taxes or Other Taxes made by the Credit Parties within 10 days after the date of any payment of Taxes or Other Taxes.

(f)
Nothing contained in this 10.7 shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it deems fit (in its sole and absolute discretion including, funding any Advance through a special purpose vehicle) and in particular, the Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any deduction or withholding in priority to any other relief, claims, credits or deductions available to it and the Lender shall not be obligated to disclose to the Borrower any information regarding its tax affairs, tax computations or otherwise.

(g)	The Lender, at its discretion, shall be entitled to allocate any amounts and costs which it receives hereunder to principal, interest, fees, charges and other similar payments.

(h)	The provisions of this 10.7 shall survive the termination of the Agreement and the repayment of all Obligations.

10.8	Successors and Assigns.

(a)
None of the Credit Parties shall have the right to assign or transfer any of its rights or obligations under this Agreement or any interest in this Agreement without the prior written consent of the Lender, which consent may be unreasonably withheld.

(b)
The Lender may assign or transfer any of its rights, interests or obligations (in whole or in part) under this Agreement and any other Credit Document (i) to any Affiliate of the Lender without the consent of any Credit Party or (ii) to any other Person (A) while a Default is continuing or (B) with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided, however, that with respect to any assignment or transfer to an Affiliate or to any other Person while a Default is continuing, the Lender shall notify the Credit Parties of the Lender’s intent to effect such assignment or transfer prior to the effective date of such assignment or transfer; provided, further, that with respect to any assignment or transfer authorized under this Section 10.8, the Credit Parties shall effect and record such assignment or transfer, including the identity of the assignee or transferee, on the Credit Parties’ books and records.

(c)
If any consent is requested and no response is received by the Lender within five days of such request, the Borrower shall be deemed to have given its consent.  In the case of any such assignment or transfer authorized under this Section 10.8, the assignee or transferee (as the case may be) shall have, to the extent of such assignment or transfer, the same rights, benefits and obligations as it would if it were the Lender hereunder and the Lender shall be relieved of its obligations hereunder with respect to the commitments assigned or transferred; provided that an assignee or transferee (as the case may be) shall not be entitled to receive any greater payment under any provision of any Credit Document than the Lender would have been entitled to receive.  Each of the Credit Parties hereby acknowledges and agrees that any assignment or transfer will give rise to a direct obligation of the Credit Parties to such assignee or transferee (as the case may be) and that such assignee or transferee (as the case may be) shall be considered to be the “Lender” hereunder.  The Lender may furnish any information concerning the Credit Parties in its possession from time to time to assignees and transferees provided that any such assignee or transferee agrees to maintain the confidentiality of such information.

(d)
The Credit Parties shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Documents as the Lender may reasonably require in connection with any assignment pursuant to this Section 10.8.

(e)
Any assignment or transfer pursuant to this Section 10.8 will not constitute a repayment by the Borrower to the Lender of any Advance or a new Advance to the Borrower by the Lender or by the assignee, as the case may be, and the parties acknowledge that each Credit Party’s obligations with respect to any such Advances will continue and will not constitute new obligations.

10.9	Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, to the fullest extent permitted by law (including general principles of common-law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party under any of the Credit Documents, irrespective of whether or not the Lender has made demand under any of the Credit Documents and although such obligations may be unmatured or contingent.  If an obligation is unascertained, the Lender may, in good faith, estimate the obligation and exercise its right of set-off in respect of the estimate, subject to providing the applicable Credit Party with an accounting when the obligation is finally determined.  The Lender shall promptly notify the applicable Credit Party after any set off and application is made by it, provided that the failure to give notice shall not affect the validity of the set off and application.  The rights of the Lender under this Section 10.9 are in addition to any other rights and remedies (including all other rights of set-off) which the Lender may have.

10.10	Judgment Currency.

(a)
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)
The obligations of the Credit Parties in respect of any sum due in the Original Currency from it to the Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Credit Parties agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the applicable Credit Parties.

10.11	Interest on Amounts.

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Credit Parties to the Lender (including interest), which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Interest Rate plus 5%.

10.12	Governing Law and Waiver of Jury Trial.

(a)	This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract. The parties hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Court of the Province of Ontario.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(b)
Each of the Credit Parties hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Borrower at its address set out in Section 10.4(a)  Nothing in this Section 10.12 affects the right of the Lender to serve process in any manner permitted by Applicable Law.

(c)
Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.  The scope of this waiver is intended to be all-encompassing with respect to any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each of the parties hereto (a) acknowledges that this waiver is a material inducement for the parties to the Credit Documents to enter into a business relationship, that the parties to the Credit Documents have already relied on this waiver in entering into same and the transactions that are the subject thereof and that they will continue to rely on this waiver in their related future dealings and (b) warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable and may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, modifications, supplements, extensions, renewals and/or replacements of this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.13	Counterparts.

This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties.  This Agreement may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and delivery of an executed counterpart of a signature page to this Agreement, any amendment, waiver, consent or supplement, or to any other Credit Document, by facsimile, portable document format (.pdf) or other electronic delivery (including e-mail) shall be as effective and binding as delivery of a manually executed counterpart thereof.

10.14	Severability.

If any provision hereof is determined to be ineffective, invalid, illegal or unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect, binding on and enforceable against the parties.

10.15	Governing Language.

For all purposes, this English language version of this Agreement shall be the original, governing instrument and understanding of the parties.  In the event of any conflict between this English language version of the Agreement and any subsequent translation into any other language, this English language version shall govern and control.

10.16	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of any Advance.

10.17	Entire Agreement; Schedules and Exhibits.

The Schedules to this Agreement and the Exhibits to this Agreement form an integral part of this Agreement and are incorporated herein by reference and expressly made a part hereof.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings, oral or written, relating to such subject matter.

10.18	Credit Party Joint and Several Liability.

Each of the Credit Parties shall be jointly and severally liable for each Obligation.  The Borrower and the other Credit Parties are engaged in related businesses and are integrated to such an extent that the financial strength and flexibility of each Credit Party has a direct, tangible and immediate impact on the success of the other Credit Parties.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of the Advances to the Borrower hereunder.  Each Guarantor waives any right to revoke, terminate or suspend its Guarantee and acknowledges that it entered into such Guarantee in contemplation of the benefits that it would receive by this Agreement.

10.19	Further Assurances.

Each Credit Party shall execute, acknowledge and deliver to the Lender such other and further documents and Instruments and do or cause to be done such other acts as the Lender reasonably determines to be necessary or desirable to effect the intent of the parties to this Agreement or otherwise to protect and preserve the interests of the Lender hereunder, promptly upon request of the Lender, including the execution and delivery of any and all documents and Instruments which are necessary or advisable to create, protect or maintain in favor of the Lender, Liens (with the Agreed Priority) on all Collateral of the Credit Parties as may be required by this Agreement or any Security Document that are duly perfected in accordance with all Applicable Laws.

10.20	Acknowledgements.

Each of the parties hereto hereby acknowledges that:

(a)	it has been advised by its own legal counsel in the negotiation, preparation, execution and delivery of this Agreement and each other Credit Document;

(b)
this Agreement and the other Credit Documents shall not be construed against any party or more favourably in favour of any party based upon which party drafted the same, it being agreed and acknowledged that all parties contributed substantially to the negotiation and preparation of this Agreement and the other Credit Documents;

(c)
the Lender has no fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement, or any other agreement, arrangement or Instrument, and the relationship between the Lender, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor;

(d)
neither this Agreement nor any other Credit Document or other Instrument between any Credit Party and the Lender creates a joint venture or partnership among the parties hereto, and no joint venture or partnership exists, or shall be deemed to exist, among the Lender and the Borrower or among the Lender and the other Credit Parties; and

(e)
each of the Credit Documents are confidential in nature and none of the parties hereto shall disclose any part of the Credit Documents to any third party (other than each party’s respective financial and legal advisors), without the prior written consent of the other parties hereto, unless such party is required to do so by a Governmental Entity.  If a Governmental Entity expressly mandates the disclosure of any part of the Credit Documents, the Lender shall be provided with written notice, five Business Days prior to the scheduled date of disclosure and shall be permitted to redact certain portions of the Credit Documents which will be disclosed.

10.21	Language.

The parties acknowledge that they have required that this Agreement, as well as all documents, notices and legal proceedings executed, given or instituted pursuant or relating directly or indirectly hereto, be drawn up in English (except as the parties may otherwise agree in writing).  Les parties reconnaissent avoir exigé la rédaction en anglais de cet acte, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directment ou indirectment, à la suite de ou relativement au présent acte.

[Signatures on following page.]

IN WITNESS WHEREOF the parties have executed this Senior Secured Gold Stream Credit Agreement.

Borrower: GRYPHON GOLD CORPORATION

By:
Authorized Signing Officer

LENDER: WATERTON GLOBAL VALUE, L.P. BY ITS INVESTMENT MANAGER ALTITUDE MANAGEMENT LTD.

By:
Authorized Signing Officer

ORIGINAL GUARANTOR: BOREALIS MINING COMPANY

By:
Authorized Signing Officer

EXHIBIT A - THE BOREALIS PROJECT

*[REDACTED]

EXHIBIT B – BORROWING NOTICE

*[REDACTED]

EXHIBIT C –COMPLIANCE CERTIFICATE

*[REDACTED]

EXHIBIT D - SOLVENCY CERTIFICATE

*[REDACTED]

SCHEDULE 1.1(A) – BOREALIS DOT

*[REDACTED]

SCHEDULE 1.1(B) – MONTHLY REPAYMENT FIGURES

*[REDACTED]

SCHEDULE 1.1(C) – LEASES

*[REDACTED]

SCHEDULE 1.1(D) – MATERIAL CONTRACTS

*[REDACTED]

SCHEDULE 1.1(E) – MINING AND OTHER PROPERTIES

*[REDACTED]

SCHEDULE 1.1(F) PERMITTED DEBT

*[REDACTED]

SCHEDULE 1.1(G) PERMITTED LIENS

*[REDACTED]

SCHEDULE 6.1(XVII) - U.S. SECURITIES LAW REPRESENTATIONS

*[REDACTED]

SCHEDULE 7.1(A) – INCORPORATION AND QUALIFICATION

*[REDACTED]

SCHEDULE 7.1(H) – COMPLIANCE WITH CONTRACTS

*[REDACTED]

- 76- -

SCHEDULE 7.1(J) – OWNERSHIP OF PROPERTY

*[REDACTED]

SCHEDULE 7.1(L) – LEASED PROPERTIES

*[REDACTED]

SCHEDULE 7.1(X) – CORPORATE STRUCTURE

*[REDACTED]

SCHEDULE 7.1(Y) - SUBSIDIARIES

*[REDACTED]

SCHEDULE 7.1(CC) – LITIGATION

*[REDACTED]

SCHEDULE 7.1(DD) – SCHEDULE DISCLOSURE

*[REDACTED]

SCHEDULE 7.1(LL) – PROJECT PERMITS

*[REDACTED]

\SCHEDULE 8.1(M) – MAINTENANCE OF INSURANCE

*[REDACTED]

SCHEDULE 8.2(I) – ACQUISITIONS

*[REDACTED]

SCHEDULE 8.2(O) – BURDENS ON PRODUCTION

*[REDACTED]